UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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GLOBAL SIGNAL INC.

(Name of Registrant As Specified in Its Charter)

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GLOBAL SIGNAL INC.

INFORMATION STATEMENT

April 6, 2005

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On February 14, 2005, we entered into a definitive agreement with Sprint Corporation and certain of its subsidiaries (“Sprint”) under which we will have the exclusive right to lease or, if certain consents have not been obtained, operate more than 6,600 wireless communication tower sites and the related towers and assets (the “Towers”) for a period of 32 years for approximately $1.2 billion (the “Sprint Transaction”). Prior to the execution of the definitive documents for the Sprint Transaction, we submitted several bids to Sprint in an auction process conducted by Sprint with respect to the Towers. On August 23, 2004, we submitted our first bid. After the first round of bidding, Sprint required that any bidder also provide commitments for the financing necessary to consummate that bidder’s proposed transaction. For more information on the auction process conducted by Sprint, see “The Equity Transaction—Background of the Equity Transaction.” For more information on the terms of the Sprint Transaction, see “The Equity Transaction—The Sprint Transaction.”

In connection with the financing necessary for the Sprint Transaction, our board of directors established a special committee of the board (the “Special Committee”) on September 10, 2004 to explore and negotiate the equity financing for the Sprint Transaction. On September 27, 2004, an affiliate of Fortress Investment Holdings LLC (“Fortress”), our largest stockholder, in connection with our bid for the Towers, submitted a commitment letter to us to provide up to 50% of the anticipated equity financing for the proposed transaction with respect to the Towers. On November 19, 2004, in connection with our submission of a revised bid to Sprint, Fortress, on behalf of itself and certain of its affiliates, submitted to us a revised commitment letter to provide up to $400 million of equity financing to us, with the expectation that one or more large institutional investors would also participate. Subsequently, in connection with additional revised bids by us to Sprint, affiliates of Fortress, Abrams Capital LLC (“Abrams”) and Greenhill Capital Partners LLC (“Greenhill”), our three largest stockholders (the “Investors”), proposed to commit to provide up to $500 million of equity financing in connection with the Sprint Transaction. The terms of this proposed equity financing transaction with the Investors (which we refer to herein as the “Equity Transaction”) are described in greater detail below in this information statement. See “Terms of the Equity Transaction.”

On February 3, 2005, the Special Committee engaged Bear, Stearns & Co. Inc. (“Bear Stearns”) to assist it in analyzing and evaluating the equity financing proposal from the Investors and to render an opinion as to the fairness, from a financial point of view, to us of the terms and price to be paid to us for the common stock to be issued to the Investors in the Equity Transaction. On February 7, 2005, Bear Stearns delivered an oral opinion to the Special Committee, confirmed in writing on February 9, 2005, that as of the date of the opinion, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the opinion, the terms and price to be paid to us for our common stock to be issued to the Investors in the Equity Transaction were fair from a financial point of view to us. A copy of the opinion is included in Annex A to this information statement.

On February 7, 2005, the Special Committee determined that it was advisable, desirable and in the best interests of us and all of our stockholders that our board approve and authorize the Equity Transaction. On February 8, 2005, our board determined that the Equity Transaction is advisable and in our, and all of our stockholders’, best interests and unanimously approved the Equity Transaction. On February 14, 2005, Fortress, Abrams and Greenhill, holders of approximately 75.3% of our common stock, entered into an Investment Agreement with us (the “Investment Agreement”) and executed a written consent approving the Equity Transaction. This consent constitutes the consent of a majority of the total number of shares of our outstanding common stock and is sufficient to approve the Equity Transaction. As a result, we will not be asking you to take action on the Equity Transaction. See “Terms of The Equity Transaction—Investment Agreement.”

We are furnishing this information statement to our stockholders to provide you with certain information in connection with the Equity Transaction. The Equity Transaction will not be effected until at least 20 days after we first send this information statement to stockholders.

This information statement provides further information about Global Signal and the Equity Transaction. Please carefully read the information statement in its entirety. You may also obtain other information about Global Signal from publicly available documents that have been filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

This information statement is first being mailed to stockholders on or about April 6, 2005.

ii

For convenience in this information statement unless indicated otherwise, “Global Signal,” “we,” “us” and “our” refer to Global Signal Inc. and its consolidated subsidiaries, including Global Signal Operating Partnership, L.P., and “Global Signal Inc.” refers to Global Signal Inc., formerly Pinnacle Holdings Inc., prior to its name change effective December 18, 2003. “Global Signal OP” refers to Global Signal Operating Partnership, L.P. “Fortress” refers to Fortress Investment Holdings LLC and certain of its affiliates, “Greenhill” refers to Greenhill Capital Partners, L.P. and affiliated investment funds and “Abrams” refers to Abrams Capital LLC and certain of its affiliates.

THE EQUITY TRANSACTION

The following is a summary of the material terms of the Equity Transaction and agreements relating to the Equity Transaction, including the Sprint Transaction. The following summary is qualified in its entirety by reference to the applicable agreements, which we have filed with the Securities and Exchange Commission (the “SEC”) as exhibits to our Current Report on Form 8-K filed with the SEC on February 17, 2005. In addition, we have included the Investment Agreement and Option Agreement (as defined below) in Annex B to this information statement. We encourage you to read these agreements in their entirety.

General

On February 14, 2005, Fortress, Abrams and Greenhill and certain of their respective affiliates, holders of approximately 75.3% of our common stock, entered into the Investment Agreement and executed a written consent approving the Equity Transaction. In the Equity Transaction, the Investors have committed to purchase from us, at a price of $25.50 per share, up to $500 million in aggregate of our common stock. The Investors’ commitment will be reduced automatically by (i) the amount of net proceeds received by us from any offering of our equity securities prior to the closing of the Sprint Transaction (the “Sprint Closing”) and (ii) the amount of any borrowings in excess of $750 million outstanding at the Sprint Closing under any credit facility or similar agreements provided to us in connection with the Sprint Transaction. However, the Equity Transaction commitment cannot be reduced below $250 million. On March 10, 2005, we signed a term sheet from Morgan Stanley Asset Funding Inc., Bank of America, N.A. and Banc of America Securities LLC setting forth the terms and conditions on which they would provide bridge financing of up to $850 million to us for the Sprint Transaction (the “Debt Financing”). The Debt Financing would decrease the Investors’ commitment in the Equity Transaction to a maximum of $400 million.

The Investors in the Equity Transaction consist of the following entities:

•	Fortress Investment Fund II LLC, a Delaware limited liability company (“FIF II”), an affiliate of our largest stockholder, Fortress Investment Holdings LLC;

•	Abrams Capital Partners II, L.P., a Delaware limited partnership, Abrams Capital Partners I, L.P., a Delaware limited partnership, Whitecrest Partners, L.P., a Delaware limited partnership, Abrams Capital International, LTD, a Cayman Island limited liability company and Riva Capital Partners, L.P., a Delaware limited partnership, affiliates of our third largest stockholder Abrams Capital, LLC; and

•	Greenhill Capital Partners, L.P., a Delaware limited partnership, which together with its affiliates, is our second largest stockholder, and the following affiliates of Greenhill Capital Partners, L.P.: Greenhill Capital Partners (Executive), L.P., a Delaware limited partnership, Greenhill Capital, L.P., a Delaware limited partnership, Greenhill Capital Partners (Cayman), L.P., a Cayman Islands limited partnership, Greenhill Capital Partners (Employees) II, L.P., a Delaware limited partnership.

As a result of the Equity Transaction, the total number of outstanding shares of our common stock will increase by the number of shares obtained by dividing (i) the total purchase price for the shares issued in the Equity Transaction by (ii) the per-share purchase price of $25.50.

If we do not complete an offering of our equity securities prior to the Sprint Closing, under an Option Agreement with us (the “Option Agreement”), the Investors will issue to us, at the closing of the Investment Agreement, a one-time option to purchase from the Investors a number of shares of our common stock having a value equal to the difference between the total consideration paid by the Investors for the Common Stock at the closing and $250 million. Pursuant to the Option Agreement, we would purchase those shares at a price per share of $26.50. The option would be immediately vested upon issuance at the closing and would expire six months and one day after the closing. If we were to exercise the option, we would purchase shares from each Investor in proportion to that Investor’s participation in the Investment Agreement. In the event that we complete an offering of our equity securities prior to the Sprint Closing, we will not be entitled to this option and no option will be issued by the Investors. The option is non-transferable.

Background of the Equity Transaction

On February 14, 2005, we entered into a definitive agreement (the “Agreement to Lease”) with respect to the Sprint Transaction. Pursuant to the Agreement to Lease, we agreed to lease or, if certain consents have not been obtained, operate for a period of 32 years over 6,600 wireless communication tower sites and the related towers and assets (collectively, the “Towers”) from one or more newly formed special purpose entities of Sprint (collectively, “Sprint TowerCo”), under one or more master leases for which we have agreed to pay approximately $1.2 billion as prepaid rent (the “Upfront Rental Payment”), subject to certain conditions, adjustments and pro-rations. The closing of the Sprint Transaction (the “Sprint Closing”) is expected to occur near the end of the second quarter of 2005. See “—The Sprint Transaction.”

Prior to the execution of the Agreement to Lease, we submitted several bids to, and engaged in discussions with, Sprint in an auction process conducted by Sprint with respect to the Towers. On August 23, 2004, we submitted our first bid relating to the Towers. After the first round of bidding, Sprint required that any bidder also provide commitments for the financing necessary to consummate such bidder’s proposed transaction with respect to the Towers. In order to obtain such commitments within the time allowed by the auction process, we began discussions with Fortress and other large institutional investors regarding possible financing arrangements. Our board of directors established the Special Committee on September 10, 2004, consisting of Howard Rubin and Robert H. Niehaus, who are unaffiliated with Fortress, to evaluate and negotiate the equity financing for our proposed transaction with respect to the Towers. On September 27, 2004, an affiliate of Fortress, in connection with our bid for the Towers, submitted a commitment letter addressed to us to provide up to 50% of the anticipated equity financing for the proposed transaction with respect to the Towers. Subsequently, we also began discussions with Greenhill and another institutional investor regarding possible participation in the financing arrangements. Mr. Niehaus, a Managing Director of Greenhill & Co., Inc. and Chairman of Greenhill, resigned from the Special Committee on November 14, 2004, and the board appointed Mark Whiting to the Special Committee. On November 19, 2004, in connection with our submission of a revised bid to Sprint, Fortress, on behalf of itself and its affiliates, submitted to us a commitment letter to provide up to $400 million of equity financing to us, with the expectation that one or more large institutional investors would also participate. In connection with this commitment, the Special Committee established $24.43 per share as the price we would receive for our common stock, based on the previous five-trading-day average.

On December 15, 2004, Sprint announced its merger agreement with Nextel Communications, Inc., resulting in a delay in the auction process for the Towers until late January, 2005. On January 31, 2005, we submitted a revised bid to Sprint. On February 1, 2005, we and Sprint entered into an exclusivity agreement in connection with the negotiation of the Sprint Transaction. On February 4, 2005, Fortress submitted another revised commitment letter to us, pursuant to which certain of its affiliates agreed to provide up to $450 million in equity financing to us in connection with our revised bid for the proposed transaction with Sprint. As a result of our successful bid for the Towers and Fortress’s commitment for equity financing for the Sprint Transaction, the Investors entered into the Investment Agreement with us on February 14, 2005. In entering into the Investment Agreement, we and the Investors assumed that consummation of the Sprint Transaction would cost approximately $1.25 billion, including all fees and expenses, and that we would finance this amount by raising $850 million in debt and issuing $400 million of equity.

On February 3, 2005, the Special Committee engaged Bear Stearns to assist it in analyzing and evaluating the equity financing proposal from the Investors and to render an opinion as to the fairness, from a financial point of view, to us of the terms and price to be paid to us for the common stock to be issued to the Investors in the Equity Transaction. On February 7, 2005, Bear Stearns delivered an oral opinion to the Special Committee, confirmed in writing on February 9, 2005, that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the opinion, the terms and price to be paid to us for our common stock to be issued to the Investors in connection with the Sprint Transaction were fair from a financial point of view to us. For more information regarding the opinion, see “Summary of Opinion of Financial Advisor to the Special Committee of the Board of Directors.” The foregoing summary of Bear Stearns’ opinion is qualified in its entirety by reference to the full text of the opinion, which is included as Annex A to this information statement. On February 7, 2005, the Special Committee determined that it was advisable, desirable and in the best interests of Global Signal and all of its stockholders that Global Signal’s board of directors approve and authorize the Investment Agreement and the other transactions contemplated thereby. Global Signal’s board of directors, in connection with the approval of the Sprint Transaction, subsequently approved the Investment Agreement and determined that consummation of the transactions contemplated by the Investment Agreement were advisable and in the best interests of Global Signal and all of its stockholders. At this meeting, our board of directors also delegated to the Special Committee the final determination of whether any modifications still being negotiated to the transaction documents for the Sprint Transaction after the date of this meeting were material and would effect the fairness of the Sprint Transaction.

The Sprint Transaction

Agreement to Contribute, Lease and Sublease

On February 14, 2005, we, Sprint and certain Sprint subsidiaries (the “Sprint Contributors”) entered into the Agreement to Lease. Under the Agreement to Lease, we agreed to lease or, if certain consents have not been obtained, operate for a period of 32 years the Towers from Sprint TowerCo, under one or more master leases for which we have agreed to pay the Upfront Rental Payment at the Sprint Closing, subject to certain conditions, adjustments and pro-rations. The Sprint Closing, which is subject to customary closing conditions, is expected to occur in the latter part of the second quarter of 2005. Certain Sprint entities will sublease space on approximately 6,400 of the Towers (as described in more detail under “—Master Lease”) and the Towers have over 5,600 collocation leases with other wireless tenants and substantially all the revenue is derived from wireless telephony tenants. Upon the Sprint Closing, we will own, lease or manage over 10,600 wireless communications towers and other communications sites.

Upon the signing of the Agreement to Lease, we placed a $50 million deposit in escrow. If the Sprint Closing occurs, the deposit and earnings thereon will be credited against the Upfront Rental Payment. If, however, the Sprint Closing does not occur as a result of our material breach, or in the event that we are unable to obtain the funds necessary to close the Sprint Transaction, then Sprint will be entitled to retain the deposit.

The Agreement to Lease also contains various covenants, including, but not limited to, (a) covenants by us to use commercially reasonable efforts to obtain certain consents and to enter into agreements with respect to the financing needed to consummate the Sprint Transaction and (b) covenants by Sprint to conduct its business pending the Sprint Closing in the ordinary course and not to solicit any submissions, or engage in any discussions with any third party, with respect to any proposal for the acquisition or lease of the Towers. In addition, both parties covenant to use their respective commercially reasonable efforts to close the Sprint Transaction.

Sprint has agreed to indemnify us (including our officers, directors and affiliates) for any losses related to (i) a breach of a Sprint representation, (ii) a breach of a Sprint covenant, (iii) any taxes of Sprint or Sprint TowerCo created in connection with the Agreement to Lease (other than those which we expressly assume), and (iv) the assets and liabilities of Sprint specifically excluded in the Agreement to Lease. We have agreed to indemnify Sprint (including its officers, directors and affiliates) for any losses related to (i) a breach of one of our representations, (ii) a breach of one of our covenants, and (iii) any failure of ours to discharge the liabilities we assume in connection with the Sprint Transaction. We and Sprint have agreed that, subject to certain exceptions, neither party shall make any indemnity claim for any individual loss related to a breach of a representation that is less than $15,000 unless and until all indemnifiable losses, irrespective of amount, related to breaches of representations exceed $10,000,000, in the aggregate.

The Agreement to Lease contains certain other customary covenants and agreements, including termination rights for each of Sprint and us, including the right of either party to terminate if the Sprint Closing does not occur by August 13, 2005. In the event that we do not meet certain milestones in obtaining certain consents, Sprint may have additional termination rights; however, we may be able to extend such milestones and/or waive the consent requirements and proceed to closing.

Master Lease

At the Sprint Closing, Sprint TowerCo will enter into a Master Lease and Sublease (the “Master Lease”) with one or more special purpose entities (collectively, “Lessee”) created by us. The term of the Master Lease will expire in 2037 and there are no contractual renewal options. Except for the Upfront Rental Payment, the Lessee will not be required to make any further payments to Sprint TowerCo for the right to lease or operate the Towers during the term of the Master Lease. The Sprint Contributors currently lease the land under substantially all of the Towers from third parties and the Lessee will assume all of the Sprint Contributors’ obligations that arise under the Tower ground leases after the Sprint Closing. Additionally, the Lessee will be required to pay all costs of operating the Towers as well as an agreed-upon amount for real and personal property taxes attributable to the Towers. During the period commencing one year prior to the expiration of the Master Lease and ending one hundred and twenty days prior to the expiration of the Master Lease, the Lessee will have the option to purchase all (but not less than all) of the Towers then leased for approximately $2.3 billion, subject to adjustment, including based on a final appraisal of the Towers to be completed prior to the Sprint Closing.

The Lessee will be entitled to all revenues from the Towers leased or operated by it during the term of the Master Lease, including amounts payable under existing Tower collocation agreements with third parties. In addition, under the Master Lease, Sprint entities that are part of Sprint’s wireless division have agreed to sublease or otherwise occupy collocation space (the “Sprint Collocation Agreement”) at approximately 6,400 of the Towers for an initial monthly collocation charge of $1,400 per Tower (the “Sprint Collocation Charge”) for an initial period of ten years. The Sprint Collocation Charge is scheduled to increase each year, beginning January 2006, at a rate equal to the lesser of (i) 3% or (ii) the sum of 2% and the increase in the consumer price index during the prior year. After ten years, Sprint may terminate the Sprint Collocation Agreement at any or all Towers; provided, however, that if Sprint does not exercise its termination right prior to the end of nine years at a Tower (effective as of the end of the tenth year), the Sprint Collocation Agreement at that Tower will continue for a further five-year period. Sprint may, subsequent to the ten-year initial term, terminate the Sprint Collocation Agreement as to any or all Towers upon the 15th, 20th, 25th or 30th anniversary of the commencement of the Master Lease.

Subject to arbitration and cure rights of the Lessee’s lender(s), in the event of an uncured default under a ground lease, Sprint TowerCo may terminate the Master Lease as to the applicable ground lease site. In the event of an uncured default with respect to more than 20% of the sites during any rolling five-year period, and subject to certain other conditions, Sprint TowerCo may terminate the entire Master Lease.

We will guarantee the full and timely payment and performance and observance of all of the terms, provisions, covenants and obligations of the Lessee under the Master Lease up to a maximum aggregate amount of $200 million.

Sprint Transaction Signing Deposit

On December 3, 2004, Global Signal Operating Partnership, L.P. entered into a 364-day $20 million revolving credit agreement with Morgan Stanley Asset Funding Inc. and Bank of America, N.A., to provide funding for working capital and other corporate purposes. Amounts available under the revolving credit facility will be reduced to $15.0 million upon the earlier of the completion of certain equity issuances by us in excess of $5 million (excluding any equity issuances by us in connection with the Sprint Transaction or as a result of the exercise of options or warrants outstanding as of February 9, 2005) or June 3, 2005. On February 9, 2005, we amended and restated our revolving credit facility to provide an additional $50 million term loan facility to be used in connection with the Sprint Transaction. On February 14, 2005, the full amount of the term loan was posted as a deposit, as required under the Agreement to Lease. The term loan must be repaid on the earlier of (i) the six-month anniversary of the funding of the term loan, (ii) the date that we receive a refund of the deposit from Sprint under the Agreement to Lease and (iii) the date of the Sprint Closing.

Debt Financing

On February 8, 2005, we received a letter from Morgan Stanley Asset Funding Inc., Bank of America, N.A. and Banc of America Securities LLC setting forth the terms on which they would provide bridge financing of approximately $750 million to us for use in funding the Sprint Transaction. On March 10, 2005, we signed a non-binding term sheet from these bridge lenders that set forth the terms and conditions on which they would provide an increased amount of financing of up to $850 million. The terms provide for advance funding of $75 million, of which $50 million would be used to repay the $50 million term loan advanced under our revolving credit facility discussed above and the remaining $25 million would be utilized to fund fees and expenses associated with the Sprint Transaction. The loan advance would have to be repaid by the earlier of (i) August 14, 2005, (ii) the date on which we receive a refund of the $50 million deposit under the Agreement to Lease, and (iii) the consummation of the acquisition of the Towers. The loan advance will bear interest at 30-day LIBOR plus 1.75%. The bridge loan is expected to have a term of 12 months after the closing and, subject to compliance with certain conditions, two six-month extensions at our option. During the first 12 months of the loan, the bridge loan is expected to bear interest at 30-day LIBOR plus either 1.5% or 1.75% per annum, depending on the cash flow generated by the Towers. In either case, the rate is expected to increase by 0.25% upon the first extension and 0.75% upon the second, if such extension options are exercised. The loan is expected to require an origination fee of 0.375% of $775 million of the loan amount and an extension fee in connection with each extension option of 0.25% of the loan amount. In addition, we expect to be required under the facility to pay an exit fee under certain circumstances. The loan is expected to contain customary events of default, including bankruptcy of the borrower or us, change of control or cross-default to our other indebtedness.

Interest Rate Swaps

In February 2005, we entered into interest rate swap agreements for a total notional value of $750 million to hedge the variability of interest rates until we obtain fixed rate financing to finance the Sprint Transaction. Under the interest rate swaps, we agreed to pay the counter party a fixed interest rate of 4.303% from June 1, 2005 through December 1, 2010, with a mandatory maturity date of March 31, 2006, in exchange for receiving floating payments based on three-month LIBOR on the same notional amount for the same period. In March 2005, we entered into interest rate swap agreements for a total notional value of $100 million for the same purpose and under the same terms except with a fixed interest rate of 4.733%.

Recommendation of the Board of Directors

Our board of directors has determined that this proposed issuance and sale of common stock is advisable, desirable and in the best interests of Global Signal and all of our stockholders. Accordingly, the board has unanimously approved the Equity Transaction. Holders of approximately 75.3% of our common stock have executed a written consent approving this proposed issuance and sale of our common stock. As a result, it is not necessary for us to call a special meeting of stockholders to consider the Equity Transaction, and your approval is not required and is not being sought. This proposed issuance and sale of our common stock will not be effected until at least 20 days after this information statement has first been sent to stockholders.

Reasons for the Equity Transaction

In approving the Equity Transaction, our board of directors considered, among other things, each of the following favorable factors:

•	the fact that our board of directors believed that the Sprint Transaction was in our, and all of our stockholders’, best interests and that the Equity Transaction enabled us to participate in the Sprint auction;

•	the fact that after the first round of bidding in the auction process conducted by Sprint with respect to the Towers, Sprint required that any bidder provide commitments for the financing necessary to consummate such bidder’s proposed transaction with respect to the Towers, and Fortress (on behalf of itself and other of its affiliates) provided commitments with respect to the equity financing for our proposed transaction with respect to the Towers;

•	the oral opinion of Bear Stearns to the Special Committee, subsequently confirmed in writing, that as of the date of the opinion and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the opinion, the terms and price to be paid to us for our common stock to be issued to the Investors in connection with the Sprint Transaction were fair from a financial point of view to us;

•	the range and timing of alternative transactions the board of directors considered as possible sources of financing and our board of directors’ belief, after considering such alternatives, that the Equity Transaction was the best source of financing reasonably available to us; and

•	the terms of the Investment Agreement, which, among other things, provide that if we do not complete an offering of our equity securities prior to the Sprint Closing, the Investors will issue to us, at the closing of the Investment Agreement, a one-time option to purchase from the Investors, at a price of $26.50 per share, such number of shares of common stock having a value equal to the difference between the total consideration paid by the Investors for the common stock at the Sprint Closing and $250 million.

Our board of directors also considered certain adverse factors in its deliberations concerning the Equity Transaction, including:

•	the dilutive effect to shareholders, other than the Investors, of the increase in our outstanding voting securities; and

•	the provisions in the Investment Agreement requiring us to indemnify the Investors, subject to limitations, for certain losses the Investors may incur.

In addition, the Special Committee and our board of directors considered the interests of the Investors (and our directors appointed by the Investors or their affiliates) that may be different from, or in addition to, the interests of our other stockholders.

The foregoing discussion concerning the information and factors considered by the Special Committee and our board of directors is not intended to be exhaustive, but includes [all of the] material factors considered by our board of directors in making its determination. In view of the variety of factors considered in connection with its evaluation of the Equity Transaction, our board of directors did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations. In addition, individual directors may have given different weight to different factors.

Summary of Opinion of Financial Advisor to the Special Committee of the Board of Directors

General

On February 3, 2005, the Special Committee engaged Bear Stearns to assist it in analyzing and evaluating the equity financing proposal from the Investors and to render an opinion as to the fairness, from a financial point of view, to us of the terms and price to be paid to us for the common stock to be issued to the Investors in connection with the Sprint Transaction (the Equity Transaction, the Debt Financing and the Sprint Transaction, each a “Transaction” and together, the “Transactions”). In selecting Bear Stearns, the Special Committee considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in our industry and has substantial experience providing strategic advisory services and rendering fairness opinions. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

On February 7, 2005, Bear Stearns delivered its oral opinion to the Special Committee. Following delivery of its oral opinion to the Special Committee, Bear Stearns reviewed drafts dated February 8, 2005 of the Agreement to Lease and the Master Lease and drafts dated February 9, 2005 of the Investment Agreement and the Option Agreement. On February 9, 2005, Bear Stearns confirmed in writing that as of the date of the opinion, based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the opinion, the terms and price to be paid to us for our common stock issued to the Investors in connection with the Sprint Transaction were fair from a financial point of view to us.

The full text of Bear Stearns’ written opinion is attached as Annex A to this information statement, and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, the material matters considered and qualifications and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. In reading the discussion of the fairness opinion set forth below, our stockholders should be aware that Bear Stearns’ opinion:

•	is intended solely for the benefit and use of the Special Committee and us and is not intended to confer rights or remedies upon any other entity or person;

•	does not constitute a recommendation of any kind to the Special Committee, our board of directors or any holders of our common stock; and

•	does not address our underlying business decision to pursue the Transactions, the relative merits of the Transactions as compared to any alternative business strategies or financing strategies that might exist for us or the effects of any other transaction in which we might engage.

Although Bear Stearns evaluated the fairness of the terms and price to be paid for the common stock to be issued to the Investors in the Equity Transaction, the price and terms were determined by us and the Investors through arm’s-length negotiations between the Investors and the Special Committee. We did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns, among other things:

•	reviewed the drafts dated February 8, 2005 of the Agreement to Lease and the Master Lease;

•	reviewed the Proposed Acquisition Financing Term Sheet, dated January 28, 2005, provided by Morgan Stanley Asset Funding Inc., Bank of America, NA and Banc of America Securities LLC to us (such term sheet, together with the Investment Agreement, the Option Agreement, the Agreement to Lease and the Master Lease, the “Transaction Agreements”);

•	reviewed the draft dated February 9, 2005 of the Investment Agreement;

•	reviewed the draft dated February 9, 2005 of the Option Agreement;

•	reviewed our publicly available Initial Public Offering Prospectus dated June 2, 2004, our Quarterly Reports on Form 10-Q for the periods ended June 30, 2004 and September 30, 2004, our registration statement on Form S-11 filed with the SEC on December 23, 2004 and our publicly available Current Reports on Form 8-K for the period following our initial public offering;

•	reviewed certain operating and financial information relating to our and the Towers’ businesses and prospects, including projections (on a stand-alone and combined basis) for the five years ended December 31, 2009, all as prepared and provided to Bear Stearns by our management;

•	met with certain members of our senior management to discuss our and the Towers’ businesses, operations, historical and projected financial results and future prospects;

•	reviewed the reported historical prices, trading multiples and trading volume of our common stock;

•	reviewed publicly available financial data, terms and conditions of certain financings which Bear Stearns deemed generally comparable to the Equity Transaction;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to us;

•	reviewed the terms (to the extent publicly available) of recent acquisitions of assets which Bear Stearns deemed generally comparable to the Towers;

•	reviewed our pro forma financial results, financial condition and capitalization giving effect to the Transactions as prepared and provided to Bear Stearns by our management; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of us or the Towers, nor did we furnish Bear Stearns with any such appraisals. In rendering its opinion, Bear Stearns assumed that the final executed Transaction Agreements would not differ materially from the various draft Transaction Agreements reviewed by them. Bear Stearns assumed that (i) the representations and warranties of each party contained in the Transaction Agreements were true and complete, (ii) each party to the Transaction Agreements will perform all of the covenants and agreements required to be performed by such party thereunder and (iii) the Transactions will be consummated in a timely manner and in accordance with the terms of the Transaction Agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on us.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information reviewed by them for the purpose of the Bear Stearns opinion, including, without limitation, the financial and other information we provided to them. With respect to our projected financial results that could be achieved upon consummation of the Transactions, Bear Stearns relied on representations that the projected financial results have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to our expected future performance. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projected financial results, and they have further relied upon the assurances of our senior management that senior management is unaware of any facts that would make the information and the projected financial results provided to Bear Stearns incomplete or misleading. Subsequent developments may affect the Bear Stearns opinion and Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Bear Stearns opinion.

We instructed Bear Stearns to assume that (i) our management and our board of directors have determined, in consultation with our own financial and other advisors and not in reliance on any advice or opinion from Bear Stearns, (x) that the Sprint Transaction is strategically important to us and (y) to limit the amount of incremental indebtedness incurred by us in connection with the Sprint Transaction to $850 million; (ii) fully committed debt and equity financing is a condition to execution of the agreements related to the Sprint Transaction; (iii) the terms of the Equity Transaction have been negotiated by the Special Committee and the Investors; and (iv) circumstances did not permit us to explore any alternate potential sources for, or to obtain, equity financing for the Sprint Transaction other than the Equity Transaction.

Summary of Analyses

The following is a brief summary of the material financial analyses performed by Bear Stearns that were presented to the Special Committee in connection with Bear Stearns rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Comparison of Common Stock Purchase Price to Historical Stock Prices. Bear Stearns compared the price to be paid to us for our common stock issued to the Investors in the Equity Transaction of $25.50 per share, referred to in this summary as the “Common Stock Purchase Price,” to (i) our closing stock price on February 4, 2005 (the last full trading day prior to the meeting of the Special Committee on February 7, 2005 at which Bear Stearns delivered its oral opinion), (ii) the average closing stock prices for the period of five trading days preceding February 4, 2005 weighted based on volume of shares traded and (iii) the average closing stock prices for the periods two weeks, one month, three months and six months preceding February 4, 2005. The following table summarizes the analysis:

	Stock Price	Common Stock Purchase Price Premium / (Discount) to Stock Price
		$25.50
February 4, 2005 Close	$27.79	(8.2)%
Five Day Volume Weighted Average	26.84	(5.0)
Two Week Average	26.48	(3.7)
One Month Average	26.60	(4.1)
Three Month Average	26.93	(5.3)
Six Month Average	24.75	3.0

Bear Stearns estimated the value of our option to repurchase common stock issued in the Equity Transaction at a purchase price of $26.50 per share based on the terms contained in the Option Agreement, referred to in this summary as the “Repurchase Option.” Bear Stearns valued the Repurchase Option based on the Black-Scholes option pricing model which takes into consideration, among other things, the (i) duration of the option, (ii) historical volatility of our common stock and (iii) current dividend yield of our common stock. Based on the Black-Scholes option pricing model, Bear Stearns estimated the value of the Repurchase Option to be between $0.80 to $1.49 per share. Bear Stearns added to the Common Stock Purchase Price the range of values of the Repurchase Option of $0.80 to $1.49 per share to arrive at an adjusted common stock purchase price range of $26.30 to $26.99 per share, referred to in this summary as the “Adjusted Common Stock Purchase Price Range.” Bear Stearns compared the Adjusted Common Stock Purchase Price Range to (i) our closing stock price on February 4, 2005 (the last full trading day prior to the meeting of the Special Committee on February 7, 2005 at which Bear Stearns delivered its oral opinion), (ii) the average closing stock prices for the period of five trading days preceding February 4, 2005 weighted based on volume of shares traded and (iii) the average closing stock prices for the periods two weeks, one month, three months and six months preceding February 4, 2005. The following table summarizes the analysis:

	Stock Price	Adjusted Common Stock Purchase Price Range Premium / (Discount) to Stock Price
		$26.30	—	$26.99
February 4, 2005 Close	$27.79	(5.4)%	—	(2.9)%
Five Day Volume Weighted Average	26.84	(2.0)	—	0.5
Two Week Average	26.48	(0.7)	—	1.9
One Month Average	26.60	(1.1)	—	1.5
Three month Average	26.93	(2.4)	—	0.2
Six month Average	24.75	6.3	—	9.1

Calculation of Our Enterprise Value. For purposes of analyzing the Common Stock Purchase Price, Bear Stearns calculated our enterprise value by adding the equity value of our common stock (including calculating the value of in-the-money stock options with a deduction for the exercise prices of such options) and our total debt outstanding as of December 31, 2004 and subtracting our cash and cash equivalents as of December 31, 2004.

Bear Stearns calculated multiples of our enterprise value to our earnings before interest, taxes, depreciation and amortization, referred to in this summary as “EBITDA,” and the number of owned, leased and managed towers, referred to in this summary as “Existing Towers,” for the fiscal year ending December 2004.

Comparable Company Analysis. Bear Stearns analyzed selected historical, 2004 budgeted, projected operating information provided by our management, referred to in this summary as “Global Signal—Management,” and projected operating information based on Wall Street analyst research reports, referred to in this summary as “Global Signal—Research,” stock price performance data and valuation multiples for Global Signal and compared this data to that of four publicly traded companies deemed by Bear Stearns to be generally comparable to us. No company used in the analyses described below is directly comparable to us. The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Bear Stearns used the earnings forecasts for these companies from publicly available data and selected Wall Street equity research reports. In conducting its analysis, Bear Stearns analyzed the multiples of the following comparable companies:

•	American Tower Corporation

•	Crown Castle International Corp.

•	SBA Communications Corporation; and

•	SpectraSite, Inc.

Bear Stearns reviewed, among other things, the comparable companies’ multiples of enterprise value to fiscal year 2005 estimated EBITDA, referred to in this summary as “2005E EBITDA,” and the comparable companies’ multiples of enterprise value to their numbers of Existing Towers as of February 4, 2005. The multiples are based on our and the comparable companies’ closing stock prices on February 4, 2005. The following table summarizes the analysis:

Comparable Company	Enterprise Value / 2005 EBITDA		Enterprise Value / Existing Towers
American Tower Corporation	15.0	x	$506
Crown Castle International Corp.	17.6		466
SBA Communications Corporation	16.4		479
SpectraSite, Inc.	17.7		509
Global Signal—Management	18.3		535
Global Signal—Research	15.6		535

Bear Stearns also compared the change in common stock prices for the week ended February 4, 2005 for us and for the four companies (above) in the tower industry that Bear Stearns deemed to be generally comparable to us. Bear Stearns observed that the increase in our common stock price over this period was 8.6% compared to the comparable companies’ stock price performance that ranged from a decrease of 1.1% to an increase of 8.1%. The following table summarizes the observations over this period:

	Change in Stock Price for the Week Ended February 4, 2005
Comparable Company	$	%
American Tower Corporation	$(0.20)	(1.1)%
Crown Castle International Corp.	(0.18)	(1.1)
SBA Communications Corporation	0.70	8.1
SpectraSite, Inc.	2.28	3.9
Global Signal Inc.	2.19	8.6

Analysis of Post-Announcement Trading Information and Typical Underwriting Spreads for Secondary Equity Offerings. Bear Stearns analyzed the most recent 25 secondary public equity offerings with an aggregate offering size between $300 million and $500 million as of February 4, 2005. Bear Stearns observed the common stock price performance for various time periods before and after the pricing of the secondary equity offering. Bear Stearns also reviewed the underwriting spreads associated with these secondary offerings. The following table summarizes the analysis:

	Proceeds ($ in millions)	Filing / Offer Price	Underwriting Spread
Minimum	$300	(16.7)%	3.0%
Median	385	(4.6)	4.0
Mean	379	(4.0)	4.1
Maximum	480	13.1	5.5

Bear Stearns noted that for the most recent 25 secondary public equity offerings, the combined impact of post-announcement trading and underwriting spread resulted in a mean total discount of approximately 8%.

Bear Stearns analyzed the amount of common stock to be issued in connection with the Equity Transaction as (i) a percentage of the floating shares, referred to in this summary as “Percentage of Shares Floating,” as of February 4, 2005; (ii) a percentage of the total equity value immediately following the Transactions, referred to in this summary as “Percentage of Post-Market Value of Equity”; and (iii) a multiple of the average daily volume of shares traded for the six months preceding February 4, 2005, referred to in this summary as “Number of Days Trading Volume,” and compared the Percentage of Shares Floating, Percentage of Post-Market Value of Equity and Number of Days Trading Volume to the most recent 25 secondary public equity offerings with an aggregate offering size between $300 and $500 million as of February 4, 2005. The following table summarizes the analysis:

	Percentage of Shares Floating	Percentage of Post-Market Value of Equity	Number of Days Trading Volume
Minimum	5%	5%	3
Median	36	26	36
Average	40	27	40
Maximum	95	149	143

Bear Stearns noted that a secondary public equity offering by us of $500 million would be considered significant relative to these measures and would represent 224% of our Shares Floating, 23% of our Post-Market Value of Equity and our 225 Days Trading Volume.

Analysis of Typical Discounts in Private Investment in Public Equity Transactions. Bear Stearns analyzed 45 private investment in public equity transactions, referred to in this summary as “PIPEs,” since January 1, 2002 that raised aggregate proceeds in excess of $200 million. Bear Stearns observed that 15 of the 45 PIPEs represented an investment in common stock, referred to in this summary as “All PIPEs,” seven of the 45 PIPEs represented an investment in common stock by a financial sponsor, referred to in this summary as “Financial Sponsor PIPEs” and four of the 45 PIPEs represented an investment in common stock by a financial sponsor in connection with an acquisition, referred to in this summary as “Financial Sponsor PIPEs to Fund Acquisitions.” For each of All PIPEs, Financial Sponsor PIPEs, and Financial Sponsor PIPEs to Fund Acquisitions, Bear Stearns analyzed (i) the average of the aggregate proceeds received in the PIPE offering, referred to in this summary as “Average Proceeds”; (ii) the median of the percentage of the value the proceeds received in the PIPE offering to the value of the equity of the company following the offering, referred to in this summary as “Median Percentage of Post-Market Value of Equity” and (iii) the median of the size of the common stock purchase price discount as a percentage of the price of the common stock on the day prior to announcement referred to in this summary as “Median Discount.” The following table summarizes the analysis:

	Number of PIPE Transactions	Average Proceeds ($ in millions)	Median Percentage of Post-Market Value of Equity	Median Discount
All PIPEs	15	$468	11.9%	7.4%
Financial Sponsor PIPEs	7	524	14.2	9.5
Financial Sponsor PIPEs to Fund Acquisitions	4	1,232	27.4	9.4

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the terms and price to be paid for the common stock to be issued to the Investors in the Equity Transaction. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. With respect to the analysis of precedent equity financing transactions, the analysis of comparable companies and the analysis of precedent transactions summarized above, no public company utilized as a comparison is identical to us. Accordingly, an analysis of precedent equity financing transactions, publicly traded comparable companies and precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the precedent equity financings, companies and precedent transactions and other factors that could affect our public trading values and the precedent equity financings, companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Bear Stearns opinion was just one of the many factors taken into consideration by the Special Committee. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of the Special Committee with respect to the fairness of the terms and price to be paid to us for our common stock issued to the Investors in connection with the Sprint Transaction, from a financial point of view.

Pursuant to the terms of Bear Stearns’ engagement letter, we have agreed to pay Bear Stearns an opinion fee of $275,000 which was payable within three business days after delivery of the Bear Stearns opinion. In addition, we have agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the Sprint Transaction, including reasonable fees and disbursements of its legal counsel. Also, we have agreed to indemnify Bear Stearns against certain liabilities relating to or arising out of Bear Stearns’ engagement.

Bear Stearns and/or its affiliates have provided (and may in the future be engaged to provide) investment banking services to Fortress and its affiliates, including Amresco Inc., Newcastle Investment Corp., Eurocastle Investment Limited and Capstead Mortgage Corp. Such services have included advisory services with respect to the sale of Amresco Inc. to Fortress and various debt and equity offerings for Newcastle Investment Corp., Eurocastle Investment Limited and Capstead Mortgage Corp. In each case, Bear Stearns and/or its affiliates received (and may in the future receive) customary fees. Further, in the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Global Signal, Sprint, Newcastle Investment Corp., Eurocastle Investment Limited, Amresco Inc. and Capstead Mortgage Corp. for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Vote Required; Vote Obtained

The record date (the “Record Date”) for action by written consent and for determining the stockholders entitled to receive this information statement is February 14, 2005. As of the Record Date, we had 52,142,205 shares of our common stock outstanding. For each share held as of the Record Date, each of our stockholders is entitled to one vote per share.

Section 228 of the Delaware General Corporation Law (the “DGCL”) and Article II, Section 10 of our amended and restated bylaws provide that the written consent of the holders of the outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to authorize or take an action at a meeting at which all shares entitled to vote thereon were present and voted may be substituted for such a meeting. The holders of approximately 39.6 million shares of common stock have executed written consents approving the Equity Transaction. These holders represent approximately 75.3% of the total issued and outstanding shares of common stock entitled to vote on the Equity Transaction. No other series of voting capital stock was entitled to vote. Accordingly, our stockholders will not be asked to take action on the Equity Transaction at any future stockholders’ meeting.

Pursuant to Section 228 of the DGCL and Regulation 14C, as promulgated under the Securities Exchange Act of 1934, as amended, we are required to provide certain information with respect to the taking of corporate action without a meeting by less than unanimous written stockholder consent to those stockholders who have not consented in writing to such action or whose consent we have not solicited. Accordingly, we are furnishing this information statement to our stockholders to provide you with certain information in connection with the Equity Transaction. The Equity Transaction will not be effected until at least 20 days after this information statement has first been sent to stockholders.

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. We will reimburse the brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this information statement to the beneficial owners of our common stock.

No Appraisal Rights

Stockholders do not have dissenters’ rights of appraisal with respect to the transactions described in this information statement.

Interest of Certain Persons

In reviewing this information statement, our stockholders should be aware that the following officers and directors have an interest in the Equity Transaction that may differ from other officers and directors due to their relationships with individual Investors. Wesley R. Edens, the Chairman of our board of directors and our Chief Executive Officer, is a Principal and the Chairman of the Management Committee of Fortress Investment Group LLC, our largest stockholder and Chairman of the board and Chief Executive Officer of Eurocastle Investment Limited and Newcastle Investment Corp. Fortress Investment Group LLC, Eurocastle Investment Limited and Newcastle Investment Corp are all affiliates of FIF II. David Abrams, one of our directors, is the managing member of Abrams Capital, LLC, which is our third largest stockholder and an affiliate of the Abrams Investors. Robert H. Gidel, one of our directors, is a trustee of Fortress Registered Investment Trust and Fortress Investment Trust II as well as a manager of Fortress Pinnacle Investment Fund LLC. Fortress Registered Investment Trust, Fortress Investment Trust II and Fortress Pinnacle Investment Fund LLC are affiliates of FIF II and our largest stockholder, Fortress Investment Holdings LLC. Robert H. Niehaus, the Vice Chairman of our board of directors, is a Managing Director of Greenhill & Co., Inc., and the Chairman of Greenhill Capital Partners, LLC and GCP 2000, LLC, the entities that control one of our principal stockholders, Greenhill Capital Partners, L.P. As a result of the Equity Transaction, Fortress, Abrams and Greenhill, unlike our other stockholders, will increase their ownership percentage in our common stock.

Our board of directors was aware of these interests and considered them, among other matters, in making its recommendation. See “—Recommendation of the Board of Directors” and “—Reasons for the Equity Transaction.”

TERMS OF THE EQUITY TRANSACTION

Investment Agreement

General

On February 14, 2005, in connection with the execution of the Agreement to Lease, we entered into the Investment Agreement with the Investors (a copy of which is included as Annex B to this information statement). Pursuant to the Investment Agreement, the Investors committed to purchase, severally and not jointly, at the Sprint Closing, up to $500 million of our common stock at a price of $25.50 per share. The price of $25.50 per share for the common stock to be issued in the Equity Transaction represents approximately the volume weighted average market price of the stock for the two-week period immediately preceding the fairness opinion delivered by Bear Stearns less the estimated value to us of the option described below under “—Option.”

Prior to the Sprint Closing, the $500 million aggregate commitment from the Investors will automatically be reduced by (i) the amount of net proceeds received by us from any offering of our equity securities prior to such date, and (ii) the amount equal to any borrowings in excess of $750 million outstanding at the Sprint Closing under any credit facility or similar agreements provided to us in connection with the Sprint Transaction. However, the Investors’ aggregate commitment cannot be reduced below $250 million. The Debt Financing in the amount of $850 million would thus decrease the Investors’ commitment in the Equity Transaction to a maximum of $400 million. Pursuant to the terms of the Investment Agreement, each of Fortress, Abrams and Greenhill (or their respective affiliates) shall purchase such number of shares of common stock equal to 48%, 32% and 20%, respectively, of the total number of shares of common stock to be purchased under the Investment Agreement. The purchase of the shares by the Investors is conditioned upon the Sprint Closing and will close simultaneously with the Sprint Closing. In the event an Investor fails to purchase the shares of common stock it is obligated to purchase, the other Investors have the right, but not the obligation, to purchase such shares. This issuance of these securities will be made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

FIF II is an affiliate of Fortress Investment Group LLC, a global alternative investment and asset management firm with approximately $12 billion in equity capital under management, of which approximately $5 billion consists of private equity capital. Fortress’s private equity funds focus on asset-based businesses or asset portfolios, and are active investors in financial services, real estate, energy and power, senior living and the cell tower sectors. The Greenhill entities that are Investors are affiliates of Greenhill & Co., Inc., an independent global investment banking firm, and Greenhill Capital Partners, LLC, a wholly-owned subsidiary of Greenhill & Co., Inc., which manages Greenhill & Co.’s merchant banking business, which includes Greenhill Capital Partners, a $423 million private equity fund focused on the energy, financial services and telecommunications industries. Greenhill & Co. advises corporations on strategic financial needs, including mergers and acquisitions, leveraged or management buyouts and recapitalizations, and financial restructurings. Abrams and its affiliates currently manage in excess of $1 billion through a series of pooled investment funds. Abrams Capital, LLC invests across a wide spectrum of investment types, investment strategies, market sectors and industries, including merger arbitrage, distressed securities, private and/or illiquid securities and foreign and domestic equity securities. For information regarding the Investors’ beneficial ownership of our common stock, see “Security Ownership of Certain Beneficial Owners and Management.” For information regarding the Investors’ relationships with our directors and officers, see “The Equity Transaction—Interest of Certain Persons.”

Option

If we do not complete an offering of our equity securities prior to the Sprint Closing, the Investors will issue to us an option to purchase shares from the Investors as described under “—Option Agreement.”

Conditions to the Equity Transaction

The obligations of the parties to close the Equity Transaction under the Investment Agreement are subject to:

•	the absence of laws that prohibit the Equity Transaction; and

•	the simultaneous closing of the Sprint Transaction.

The obligation of each Investor to close the Equity Transaction under the Investment Agreement is also subject to:

•	our performance, satisfaction and compliance with, in all material respects, all covenants and agreements required of us under the Investment Agreement at or prior to closing;

•	our delivery to such Investor of a certificate signed by our president to the effect that we have performed, satisfied and complied with, in all material respects, all covenants and agreements required of us under the Investment Agreement at or prior to closing; and

•	our receipt, and our delivery of a copy to such Investor, of all consents, waivers, exemptions, approvals, authorizations or orders, and all approvals of governmental entities, if any, required in connection with the consummation of the Equity Transaction, except where the failure to obtain such items, individually or in the aggregate, has not had and would not be reasonably expected to have a material adverse effect on our financial condition, results of operations or business taken as a whole.

Our obligation to close the Equity Transaction with each Investor under the Investment Agreement is also subject to:

•	the truth and correctness, in all material respects, of the representations and warranties of such Investor, in each case as of the date of the Investment Agreement and as of the closing date, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date;

•	such Investor’s performance, satisfaction and compliance with, in all material respects, all covenants and agreements required of such Investor under the Investment Agreement at or prior to closing; and

•	such Investor’s delivery to us of a certificate signed by an authorized signatory thereof to the effect that (i) the representations and warranties of such Investor are true and correct in all material respects, in each case as of the date of the Investment Agreement and as of the closing date, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date; and (ii) such Investor has performed, satisfied and complied with, in all material respects, all covenants and agreements required of it under the Investment Agreement at or prior to closing.

Representations and Warranties

The Investment Agreement contains customary representations and warranties made by us and by each of the Investors. These representations and warranties are subject, in some cases, to specified exemptions and qualifications.

Conduct of the Business Pending the Closing

During the period from the date of the Investment Agreement and continuing until the earlier of the termination of the Investment Agreement or the closing, subject to specified exceptions, we have agreed to conduct our business in the ordinary course and consistent with past practice, to use commercially reasonable best efforts to preserve and maintain our assets and properties and our significant third-party business relationships, maintain all of our material assets we own or use in the ordinary course of business consistent with past practice and preserve the goodwill and ongoing operations of our business, to maintain our books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and to comply in all material respects with applicable laws.

In addition, subject to specified exceptions, we agreed not to:

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

•	purchase, redeem or otherwise acquire any of our, or any of our subsidiaries’, capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in the ordinary course of business pursuant to our employee benefit plans;

•	take any action that is reasonably likely to result in (i) any of our representations and warranties becoming false or inaccurate in any material respect as of, or at any time prior to, the closing date or (ii) any of the conditions to the obligations of each Investor not being satisfied;

•	amend our charter, bylaws or other comparable organizational documents in a manner likely to adversely affect any Investor; or

•	agree to take any of the foregoing actions.

We may, without the consent of the Investors, (i) issue shares of our capital stock or enter into agreements with respect thereto, including with respect to registration rights, and (ii) engage in any merger, acquisition or business combination transaction.

Information Statement

We agreed, as promptly as practicable following the date of the Investment Agreement, to prepare this information statement and to use our commercially reasonable best efforts (i) to respond as promptly as practicable to any comments made by the SEC with respect to this information statement, (ii) to promptly supply the Investors with copies of all correspondence between us or any of our representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to this information statement, and (iii) to cause this information statement to be mailed to our stockholders at the earliest practicable date following the clearance of this information statement by the SEC.

Use of Proceeds

We agreed to apply the proceeds from the sale of the shares of common stock to the Investors to the payments required to be made by us in the Sprint Transaction and associated costs and expenses.

Registration Rights

We agreed that the Investors will have registration rights with respect to the common stock they purchase under the Investment Agreement, as described in more detail under “—Investor Agreement.”

Waiver of Piggyback Registration Rights for Shelf Registration

Each Investor agreed, in the event we file a shelf registration statement prior to the six-month anniversary of the execution of the Investment Agreement, to irrevocably and unconditionally waive all piggyback registration rights under the Investor Agreement (as defined below) in connection with such shelf registration statement. Under the Investment Agreement, the Investors have not waived any demand registration rights.

Exception to Ownership Limits

We agreed to use our best efforts, and to exercise all authority under applicable law, rules and regulations, to cause our board of directors to take action pursuant to our certificate of incorporation to except each Investor from the ownership limits set forth therein to the extent necessary for each such Investor in order to consummate the issuance of shares pursuant to the Investment Agreement.

Termination

The Investment Agreement may be terminated by either us or the Investors under the following circumstances:

•	if the Agreement to Lease is terminated in accordance with its terms;

•

if, at any future time, (x) there is any law that makes consummation of the purchase of the shares under the Investment Agreement illegal or otherwise prohibited or (y) any court of competent jurisdiction or governmental authority issues an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the shares under the Investment Agreement and such order, decree, ruling or other action becomes final and non-appealable; or

•	the Sprint Closing does not occur within 180 days of the date of the Investment Agreement.

We may terminate the Investment Agreement with respect to any particular Investor if such Investor breaches, in any respect, any of its representations, warranties, covenants or other agreements contained in the Investment Agreement that would give rise to the failure of a condition to closing of the Investment Agreement.

The Investors may terminate the Investment Agreement if we breach, in any respect, any of our covenants or other agreements contained in the Investment Agreement that would give rise to the failure of a condition to closing of the Investment Agreement.

Survival of Representations and Warranties; Indemnification

Under the Investment Agreement, the representations and warranties of each party will survive for 12 months after the closing, except for the representations and warranties relating to our and each Investor’s organization, the due authorization of the Equity Transaction, our capitalization, the Investors’ investment intentions and qualifications and limitations on resale, each of which will expire 6 months after the expiration of the applicable statute of limitations.

Under the Investment Agreement, we have agreed to indemnify the Investors and their affiliates and related parties for any losses they incur arising from (1) a breach of any representations, warranties or covenants made by us or (2) any actual or threatened litigation against them in connection with the Equity Transaction.

Each of the Investors has severally agreed to indemnify us (and each other Investor and its affiliates and related parties) for any losses we (or such other Investor or affiliate or related party) incur arising from a breach of any of their respective representations, warranties or covenants.

With respect to any indemnification claims made by any party for breaches of representations and warranties, the party providing indemnification will be responsible only for amounts in excess of $10 million. The maximum amount payable or collectible for losses incurred due to breaches of representations and warranties will, for each Investor, be that Investor’s purchase price for the shares.

Except in cases of fraud, the right to indemnification provided in the Investment Agreement is the sole post-closing remedy for breaches of representations and warranties under the Investment Agreement.

Option Agreement

If we do not complete an offering of our equity securities prior to the Sprint Closing, under the Option Agreement, the Investors will issue to us, at the closing of the Investment Agreement, a one-time option to purchase from the Investors such number of shares of common stock having a value equal to the difference between the total consideration paid by the Investors for the common stock at the Sprint Closing and $250 million. Pursuant to the Option Agreement, we would have the right to purchase those shares at a price per share of $26.50. The option would be immediately vested upon issuance at the closing and would expire six months and one day after the date of the Sprint Closing. The option will be non-transferable. If we were to exercise the option, we would purchase shares from each Investor in proportion to such Investor’s participation in the Investment Agreement set forth above. In the event that we complete an offering of our equity securities prior to the Sprint Closing, we would not be entitled to this option and no option would be issued by the Investors. The form of Option Agreement is included as Exhibit A of Annex B of this information statement.

Investor Agreement

Pursuant to the Investment Agreement, we acknowledged and agreed with each of the Investors that upon the closing date, each of the Investors shall be deemed to be a “Stockholder” as such term is defined in the

Amended and Restated Investor Agreement, dated as of March 31, 2004 (the “Investor Agreement”), between Global Signal, Fortress Pinnacle Acquisition LLC, Greenhill and its related partnership named therein, Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein, and that any shares purchased by an Investor pursuant to the Investment Agreement shall be deemed to be “Registrable Securities” for the purpose of the Investor Agreement. In addition, we and each of the Investors agreed that, upon written request of any Investor, we and each of the other Investors will execute an amendment to the Investor Agreement pursuant to which an Investor under the Investment Agreement may be added as a party thereto.

The following is a summary of material provisions of the Investor Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Investor Agreement, a copy of which was filed as an exhibit to our Registration Statement on Form S-11 (Amendment No. 1) filed with the SEC on April 2, 2004.

Pursuant to the Investor Agreement, we have granted to Fortress Pinnacle Acquisition LLC, Greenhill and Abrams Capital Partners II, L.P. and certain of their related partnerships and their respective permitted and third party transferees, to the extent that any of them or their permitted or third party transferees together with their respective permitted transferees holds 5% of our issued and outstanding common stock (each, a “Stockholder”), “demand” registration rights that allow the Stockholders to request that we register under the Securities Act an amount equal to or greater than 5% of our stock held by such Stockholders together with their respective affiliates. Each Stockholder is entitled to an aggregate of three demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 60 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within six months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Pursuant to the Investor Agreement, we have also granted the Stockholders “piggyback” registration rights that allow them to include the shares of common stock that they own in any public offering of equity securities initiated by us, other than those public offerings on registration statements on Forms S-4 or S-8. The “piggyback” registration rights of the Stockholders are subject to proportional cutbacks by the underwriters in the manner described in the Investor Agreement.

We have granted Fortress, Greenhill and their respective permitted transferees the right to request shelf registration on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our stockholders. In addition, each Stockholder may elect to participate in the shelf registration within ten days after notice of the registration is given. Pursuant to the Investment Agreement, each Investor agreed, in the event we file a shelf registration statement prior to the six month anniversary of the execution of the Investment Agreement, to irrevocably and unconditionally waive all piggyback registration rights under the Investor Agreement in connection with such shelf registration statement.

We have agreed to indemnify each selling stockholder against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus, unless such liability arose from the selling stockholder’s misstatement or omission. The selling stockholder agrees to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incident to our performance under the Investor Agreement, and the selling stockholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the agreement.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 29, 2005, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors and executive officers and (3) all directors and executive officers as a group. The percentage of beneficial ownership of our common stock is based on 52,143,677 issued shares of our common stock outstanding as of March 29, 2005.

Name of Beneficial Owner (1)	Number of Shares of Common Stock (2)	Percent of Class (3)
Executive Officers and Directors (4)
Wesley R. Edens (5)	25,493,796	48.3%
David J. Grain	385,754	*
William T. Freeman (6)	390,698	*
Ronald G. Bizick II (7)	259,787	*
Massoud Sedigh	109,617	*
David Abrams (8)	5,988,434	11.5%
Robert H. Gidel (9)	5,157,444	9.9%
Douglas L. Jacobs	32,500	*
Robert H. Niehaus (10)	8,583,194	16.4%
Howard Rubin	230,000	*
Mark Whiting	55,000	*
All directors and executive officers as a group (13 persons)	41,621,932	78.1%
5% Stockholders		*
Fortress Investment Holdings LLC (11)(12)	25,443,696	48.2%
Greenhill Capital Partners, LLC (11)(13)	8,583,194	16.4%
Abrams Capital, LLC (11)(14)	5,569,986	10.7%
Fortress Pinnacle Investment Fund LLC (11)(15)	5,137,444	9.9%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	Consists of shares held, shares underlying stock options exercisable within 60 days and shares underlying warrants exercisable within 60 days.
(3)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire shares of common stock and no exercise of options or warrants by any other person.
(4)	The address of each officer or director listed in the table below is: c/o Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232.
(5)

Includes 50,100 shares held by Mr. Edens, 19,162,248 shares and an option to purchase 644,000 shares held by FRIT PINN LLC, 500,004 shares held by Fortress Registered Investment Trust, and 5,137,444 shares held by Fortress Pinnacle Investment Fund LLC. FRIT PINN LLC is a wholly owned subsidiary of Fortress Registered Investment Trust which is 100% owned by Fortress Investment Fund LLC. Fortress Investment Fund LLC is managed by its managing member Fortress Fund MM LLC which is managed by Fortress Investment Group LLC pursuant to a management agreement. Fortress Investment Group LLC is 100% owned by Fortress Investment Holdings LLC, an entity which is owned by certain individuals, including Mr. Edens, our Chief Executive Officer and Chairman of the Board. FIG Advisors LLC is the investment advisor of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares. FIG Advisors LLC is a wholly owned subsidiary of Fortress Investment Group LLC which is 100% owned by Fortress Investment Holdings LLC, an entity which is owned by certain individuals, including Mr. Edens, our Chief Executive Officer and Chairman of our board. By virtue of its ownership interest in FIG Advisors LLC, Fortress Investment Holdings LLC, may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. Fortress Investment Holdings LLC disclaims beneficial ownership of such shares. In addition, by virtue of his ownership interest in Fortress Investment Holdings LLC, Mr. Edens may be deemed to beneficially own the shares listed as beneficially owned by Fortress Investment Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares.

(6)	Includes 181,598 shares held by Mr. Freeman and an option to purchase 209,100 shares of our common stock.
(7)	Includes 80,842 shares held by Mr. Bizick and an option to purchase 178,945 shares of our common stock.
(8)	Includes 1,122,278 shares held by Whitecrest Partners, L.P., 518,602 shares held by Abrams Capital Partners I, L.P., 38,986 shares held by 222 Partners, LLC, 3,929,106 shares held by Abrams Capital Partners II, L.P., 345,762 shares held by Great Hollow International, L.P. and 33,700 held by Great Hollow Partners LLC. Great Hollows Partners LLC is the general partner of Great Hollow International, L.P., and Abrams Capital, LLC is the general partner for Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P., and Whitecrest Partners, L.P. David Abrams is the sole managing member of Great Hollow Partners, LLC, Abrams Capital, LLC and 222 Partners, LLC, and by virtue of the relationships described above, has sole voting power with respect to the shares identified above.
(9)	Includes 20,000 shares held by Mr. Gidel and 5,137,444 shares held by Fortress Pinnacle Investment Fund LLC. Mr. Gidel is the sole manager of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. Mr. Gidel disclaims beneficial ownership of such shares.
(10)	Consists of 8,422,194 shares held by GCP SPVI, LLC, 32,200 shares held by Greenhill Capital Partners, LLC, and immediately exercisable options to purchase (a) 79,476 shares held by Greenhill Capital Partners, L.P., (b) 25,424 shares held by Greenhill Capital, L.P., (c) 12,544 shares held by Greenhill Capital Partners (Executives), L.P., and (d) 11,356 shares held by Greenhill Capital Partners (Cayman), L.P. By virtue of his ownership and management positions in entities that control the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, GCP SPVI, LLC, and Greenhill Capital Partners, LLC, Mr. Niehaus may be deemed to beneficially own these shares.
(11)	The address of Fortress Investment Holdings LLC is 1251 Avenue of the Americas, 16th Floor, New York, New York 10020. The address of Greenhill Capital Partners, LLC is 300 Park Avenue, 23rd Floor, New York, New York 10022. The address of Abrams Capital, LLC is 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116. The address of Fortress Pinnacle Investment Fund LLC is 1251 Avenue of the Americas, 16th Floor, New York, New York 10020.
(12)

Includes 19,162,248 shares and an option to purchase 644,000 shares held by FRIT PINN LLC, 500,004 shares held by Fortress Registered Investment Trust, and 5,137,444 shares held by Fortress Pinnacle Investment Fund LLC. FRIT PINN LLC is a wholly owned subsidiary of Fortress Registered Investment Trust which is 100% owned by Fortress Investment Fund LLC. Fortress Investment Fund LLC is managed by its managing member Fortress Fund MM LLC which is managed by Fortress Investment Group LLC pursuant to a management agreement. Fortress Investment Group LLC is 100% owned by Fortress Investment Holdings LLC, an entity which is owned by certain individuals, including Mr. Edens, our Chief Executive Officer and Chairman of the Board. FIG Advisors LLC is the investment advisor of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares. FIG Advisors LLC is a wholly owned subsidiary of Fortress Investment Group LLC which is 100% owned by Fortress Investment Holdings LLC, an entity which is owned by certain individuals, including Mr. Edens, our Chief Executive Officer and Chairman of our board. By virtue of its ownership interest in FIG Advisors LLC, Fortress Investment Holdings LLC, may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. Fortress Investment

Holdings LLC disclaims beneficial ownership of such shares. In addition, by virtue of his ownership interest in Fortress Investment Holdings LLC, Mr. Edens may be deemed to beneficially own the shares listed as beneficially owned by Fortress Investment Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares.

(13)	Consists of 8,422,194 shares held by GCP SPVI, LLC, 32,200 shares held by Greenhill Capital Partners, LLC, and immediately exercisable options to purchase (a) 79,476 shares held by Greenhill Capital Partners, L.P., (b) 25,424 shares held by Greenhill Capital, L.P., (c) 12,544 shares held by Greenhill Capital Partners (Executives), L.P., and (d) 11,356 shares held by Greenhill Capital Partners (Cayman), L.P. By virtue of their ownership and management positions in entities that control the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, GCP SPVI, LLC, and Greenhill Capital Partners, LLC, Scott L. Bok, Robert F. Greenhill and Robert H. Niehaus may be deemed to beneficially own these shares.
(14)	Includes 1,122,278 shares held by Whitecrest Partners, L.P., 518,602 shares held by Abrams Capital Partners I, L.P., and 3,929,106 shares held by Abrams Capital Partners II, L.P. Abrams Capital, LLC is the general partner of Whitecrest Partners, L.P., Abrams Capital Partners I, L.P., and Abrams Capital Partners II, L.P. David Abrams, a member of our board of directors, is the sole managing member of Abrams Capital, LLC and by virtue of the relationships described above, has sole voting power with respect to the shares identified above. The shares disclosed in the table as being beneficially owned by Abrams Capital, LLC are also included in the shares reported as being beneficially owned by Mr. Abrams.
(15)	Consists of 5,137,444 shares held by Fortress Pinnacle Investment Fund LLC. Robert Gidel, one of our directors, is the sole manager of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. Mr. Gidel disclaims beneficial ownership of such shares. In addition, FIG Advisors LLC is the investment advisor of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares.

DESCRIPTION OF CAPITAL STOCK

General

As of the date hereof, our authorized capital stock consists of:

•	150,000,000 shares of common stock, par value $0.01 per share; and

•	20,000,000 shares of preferred stock, par value $0.01 per share.

Set forth below is a summary description of all the material terms of our capital stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, a copy of each of which is included as an exhibit to our Registration Statement on Form S-11 (Amendment No. 1) filed with the SEC on April 2, 2004.

Common Stock

Subject to our amended and restated certificate of incorporation’s restrictions on transfer of our stock, each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Subject to any preference rights of holders of our preferred stock and our amended and restated certificate of incorporation’s restrictions on transfer of our stock, the holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, our holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of our holders of preferred stock to prior distribution.

Preferred Stock

The board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix for each such class or series voting powers, and provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include one or more of the following:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of Global Signal.

OP Units

The holders of units in our operating partnership, Global Signal Operating Partnership L.P., (“OP Units”) will have redemption rights, which will permit them, in some circumstances, to exchange their OP Units for cash, or, at our option, an equivalent number of shares of our common stock, which number is subject to adjustment as provided in the partnership agreement for the operating partnership. We currently own 100% of the OP Units.

Certain Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Transfer Restrictions

Our amended and restated certificate of incorporation contains restrictions on the number of shares of our stock that a person may own. No person, other than certain of our existing stockholders and subsequent owners of their stock, may acquire or hold, directly or indirectly, in excess of 9.9% of the value of the outstanding shares of any class or series of our stock using ownership calculation rules set forth in our amended and restated certificate of incorporation, unless they first receive an exemption from our board of directors.

Our amended and restated certificate of incorporation further prohibits, among other things, (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a real estate investment trust (a “REIT”), and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons, or impair our ability to satisfy the REIT income tests. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the proposed transferee of shares of our stock which are transferred to the Trust (as defined below) is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person from these limits subject to terms, conditions, representations and undertakings as our board determines provided that such exemption does not result in an individual beneficially owning more than 9.9% of the aggregate value of outstanding shares of each class or otherwise cause us to fail to qualify as a REIT or cause our stock to be beneficially owned by fewer than 100 persons. The person must agree that any violation or attempted violation of these terms, conditions, representations and undertakings will result in the automatic transfer of the shares of stock causing the violation to a trust (the “Trust”). Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel.

Any attempted transfer of, or other event occurring with respect to, our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to the Trust for the exclusive benefit of one or more charitable beneficiaries (“Charitable Beneficiary”), and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our amended and restated certificate of incorporation) prior to the date of the transfer or event. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust (the “Trustee”) will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Delaware law, the Trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote.

Within 90 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the transfer or event causing the shares to be held in the Trust (for example, a gift, devise or other similar transaction), the Market Price (as defined in our amended and restated certificate of incorporation) of the shares on the day of the transfer or event causing the shares to be held in the Trust and (2) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the Trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of another event not constituting a transfer, the Market Price at the time of such event) and (2) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and the Charitable Beneficiary.

All certificates representing shares of our stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the Treasury Regulations) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT or for other tax or compliance reasons.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without our stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control.

Our amended and restated certificate of incorporation provides that Section 203 of the DGCL, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with its affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of our amended and restated certificate of incorporation may make a change in control of Global Signal more difficult to effect. Our amended and restated certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2006, 2007 and 2005, respectively. On March 22, 2004, we held our annual stockholders’ meeting and all of our class II directors were re-elected and will serve until their term expires in 2007. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our board of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders. In addition, our amended and restated bylaws provide that directors may be removed only for cause with the affirmative vote of 80% of the voting interest of stockholders entitled to vote.

Pursuant to our amended and restated certificate of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “—Preferred Stock.” Our amended and restated bylaws also provide that our stockholders (with the exception of the majority stockholder(s) if Fortress and Greenhill collectively own at least 50% of the then outstanding shares) are specifically denied the ability to call a special meeting of the stockholders. Advance notice must be provided by our stockholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	intentional misconduct or a knowing violation of law;

•	liability under the DGCL for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation allows us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with certain of our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY 10038.

Listing

Our common stock is listed on the NYSE under the symbol “GSL.”

Governing Documents

Our articles of incorporation were filed on October 30, 2002, as amended and restated on March 31, 2004. Our amended and restated bylaws were adopted on March 22, 2004. The life of the corporation is perpetual.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This information statement contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Some examples of forward-looking statements contained herein include, but are not necessarily limited to, the number of sites or towers we will own, lease or manage, the Equity Transaction and how we expect to finance the Sprint Transaction, and the Sprint Closing, including its timing. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance and other events could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, a decrease in the demand for our communications sites, our continued ability to acquire new towers at attractive prices which will generate returns consistent with expectations, the possibility that the towers that we have acquired and will acquire may not generate sufficient additional income to justify their acquisition, possibilities that conditions to closing of transactions will not be satisfied, our ability to close on towers under non-binding letters of intent which is generally less probable than closing on towers under definitive agreements, our ability to obtain financing for the transactions on terms satisfactory to us, the economies, real estate markets and wireless communication industry in the regions where our sites are located, consolidation in the wireless industry, the creditworthiness of our tenants, competing technologies, our failure to comply with federal, state and local laws and regulations, the failure to comply with environmental laws, possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us, our ability to qualify as a REIT, REIT distributions requirements and the stock ownership limit imposed by the Internal Revenue Code for REITs, acquisitions by other tower companies and other risks detailed from time to time in Global Signal’s SEC reports including its Form S-11 filed December 23, 2004. When considering forward-looking statements, you should keep in mind the cautionary statements in this information statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this information statement. Factors noted throughout this information statement could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this information statement to conform these statements to actual results.

WHERE YOU CAN FIND MORE INFORMATION

References in this information statement to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to our reports filed with the SEC under the Securities Exchange act of 1934, as amended (the “Exchange Act”), for copies of the actual contracts, agreements or documents. You may read and copy such reports, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Global Signal Inc., 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232, (941) 364-8886.

We are subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, we file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We report our financial statements on a year ended December 31 basis. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

ANNEX A

[BEAR STEARNS & CO. INC. LETTERHEAD]

February 9, 2005

The Special Committee of the Board of Directors

Global Signal Inc.

301 North Cattlemen Road

Sarasota, Florida 34232

Gentlemen:

We understand that Global Signal Inc. (“Global Signal”) and Sprint Corporation (“Sprint”) are considering entering into an Agreement to Contribute, Lease and Sublease to be dated February 9, 2005 and Master Lease and Sublease Agreement to be dated February 9, 2005 (collectively, the “Agreements”), pursuant to which, among other things, Global Signal will lease and sublease certain wireless tower assets and related equipment (the “Sprint Towers”) from Sprint and certain Sprint subsidiaries (the “Sprint Transaction”). We understand the consideration to be offered by Global Signal to Sprint will consist of $1.202 billion in cash, to be financed by (i) up to $850 million of debt financing (the “Debt Financing”), of which $750 million has been committed subject to the terms and conditions contained in the Proposed Acquisition Financing Letter dated January 28, 2005 (the “Financing Letter”) provided by Morgan Stanley Asset Funding Inc. and Bank of America, NA and Banc of America Securities LLC to Global Signal and (ii) up to $500 million of equity (the “Equity Financing” and together with the Sprint Transaction and the Debt Financing, the “Transactions”) to be provided by Fortress Investment Fund II LLC (“Fortress”); Abrams Capital Partners II, L.P., Abrams Capital Partners I, L.P., Whitecrest Partners, L.P., Abrams Capital International, LTD and Riva Capital Partners, L.P. (collectively, “Abrams”) and Greenhill Capital Partners, L.P., Greenhill Capital Partners (Executives), L.P., Greenhill Capital Partners (Cayman), L.P. and Greenhill Capital Partners LLC (collectively, “Greenhill”), (Fortress, Abrams and Greenhill are collectively referred to herein as, the “Investors”) on the terms and conditions as contained in the Investment Agreement by and among Global Signal and the Investors to be dated February 9, 2005 (the “Investment Agreement”) and the Stock Option Agreement by and among Global Signal and the Investors to be dated February 9, 2005 (the “Stock Option Agreement” and together with the Investment Agreement, the Agreements and the Financing Letter, the “Transaction Agreements”). We understand that, pursuant to the Investment Agreement, the Equity Financing may be reduced to not less than $250 million by an amount equal to the sum of the net proceeds received by Global Signal pursuant to any offering of its common stock and the amount of any borrowings in excess of $750 million. The terms of the Sprint Transaction, the Debt Financing and the Equity Financing are more fully set out in the Transaction Agreements.

You have asked us to render our opinion as to whether the terms and price to be paid to Global Signal for the Global Signal common stock issued to the Investors in connection with the Sprint Transaction are fair, from a financial point of view, to Global Signal.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the drafts dated February 8, 2005 of the Agreements;

•	reviewed the Financing Letter;

•	reviewed the draft dated February 9, 2005 of the Investment Agreement;

•	reviewed the draft dated February 9, 2005 of the Stock Option Agreement;

•	reviewed Global Signal’s publicly available Initial Public Offering Prospectus dated June 2, 2004, its Quarterly Reports on Form 10-Q for the periods ended June 30, 2004, September 30, 2004, its registration statement on Form S-11 filed with the Securities and Exchange Commission on December 23, 2004 and its publicly available Current Reports on Form 8-K for the period following Global Signal’s initial public offering;

•	reviewed certain operating and financial information relating to Global Signal’s and Sprint Towers’ businesses and prospects, including projections (on a stand-alone and combined basis) for the five years ended December 31, 2009, all as prepared and provided to us by Global Signal’s management (the “Projections”);

•	met with certain members of Global Signal’s senior management to discuss Global Signal’s and Sprint Towers’ businesses, operations, historical and projected financial results and future prospects;

•	reviewed the reported historical prices, trading multiples and trading volume of the common shares of Global Signal;

•	reviewed publicly available financial data, terms and conditions of certain financings which we deemed generally comparable to the Equity Financing;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Global Signal;

•	reviewed the terms (to the extent publicly available) of recent acquisitions of assets which we deemed generally comparable to Sprint Towers;

•	reviewed the pro forma financial results, financial condition and capitalization of Global Signal giving effect to the Sprint Transaction, the Debt Financing and the Equity Financing as prepared and provided for us by Global Signal’s management; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purpose of this opinion, including, without limitation, the financial and other information provided to us by Global Signal. With respect to Global Signal’s projected financial results that could be achieved upon consummation of the Transactions, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Global Signal as to the expected future performance of Global Signal. We have not assumed any responsibility for the independent verification of any such information or of the Projections, and we have further relied upon the assurances of the senior management of Global Signal that they are unaware of any facts that would make the information and Projections provided to us incomplete or misleading.

We also have been instructed by you to assume, and have assumed, that (i) Global Signal’s management and Global Signal’s Board of Directors have determined, in consultation with their own financial and other advisors and not in reliance on any advice or opinion from Bear Stearns, (x) that the Sprint Transaction is strategically important to Global Signal and (y) to limit the amount of incremental indebtedness incurred by Global Signal in connection with the Sprint Transaction to $850 million; (ii) fully committed debt and equity financing is a condition to execution of the Agreements; (iii) the terms of the Equity Financing have been negotiated by Global Signal’s Special Committee and the Investors; and (iv) circumstances do not permit Global Signal to explore any alternate potential sources for, or obtain, equity financing for the Sprint Transaction other than the Equity Financing.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Global Signal or the Sprint Towers, nor have we been furnished with any such appraisals. We have assumed that the final executed Transaction Agreements will not differ materially from the draft Transaction Agreements reviewed by us. In addition, we have assumed (i) that the representations and warranties of each party contained in the Transaction Agreements are true and complete, (ii) that each party to the Transaction Agreements will perform all of the covenants and agreements required to be performed by such party thereunder and (iii) the Transactions will be consummated in a timely manner and in accordance with the terms of the Transaction Agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Global Signal. Our opinion does not address Global Signal’s obligation to perform under the Transaction Agreements if either the Debt Financing and/or the Equity Financing is not consummated. We do not express any opinion as to the price or range of prices at which the shares of common stock of Global Signal may trade subsequent to the announcement or consummation of the Transactions.

We have been retained to render an opinion to the Special Committee of Global Signal’s Board of Directors regarding the fairness, from a financial point of view, of the terms and price to be paid to Global Signal for the Global Signal common stock issued to the Investors in connection with the Sprint Transaction and will receive a customary fee for such services, which is payable within three business days after delivery of this opinion. We have not been retained to and do not express any opinion with respect to (and the Special Committee and Global Signal’s Board of Directors shall not rely on this opinion with respect to) the Sprint Transaction, the Debt Financing or any other transaction including, but not limited to, any other financing transaction or any other aspect of the Equity Financing.

Bear Stearns and/or its affiliates have provided (and may in the future be engaged to provide) investment banking services to Fortress Group Inc. and its affiliates, including, but not limited to, Amresco Inc., Newcastle Investment Corp., Eurocastle Investment Limited and Capstead Mortgage Corp. Such services have included advisory services with respect to the sale of Amresco Inc. to Fortress and various debt and equity offerings for Newcastle Investment Corp., Eurocastle Investment Limited and Capstead Mortgage Corp. In each case, Bear Stearns and/or its affiliates received (and may in the future receive) customary fees. Further, in the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Global Signal, Sprint, Newcastle Investment Corp., Eurocastle Investment Limited, Amresco Inc. and Capstead Mortgage Corp. for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended solely for the benefit and use of the Special Committee of Global Signal’s Board of Directors and Global Signal and is not intended to confer rights or remedies upon any other entity or person. It is also understood that this letter does not constitute a recommendation of any kind to the Special Committee of Global Signal’s Board of Directors, Global Signal’s Board of Directors or any holders of Global Signal common stock. This opinion does not address Global Signal’s underlying business decision to pursue the Transactions, the relative merits of the Transactions as compared to any alternative business strategies or financing strategies that might exist for Global Signal or the effects of any other transaction in which Global Signal might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent which shall not be unreasonably withheld; provided, however, that this letter may be included in its entirety in any filing required to be made by Global Signal with the Securities and Exchange Commission with respect to the Sprint Transaction and the financing thereof (including, without limitation, an information statement distributed to Global Signal’s shareholders with respect to the issuance of Global Signal common stock as financing for the Sprint Transaction). Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. Subsequent developments may affect this opinion and we assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the terms and price to be paid to Global Signal for the Global Signal common stock issued to the Investors in connection with the Sprint Transaction are fair, from a financial point of view, to Global Signal.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ CHARLES S. EDELMAN
Senior Managing Director

ANNEX B

INVESTMENT AGREEMENT

by and among

GLOBAL SIGNAL INC.

and

THE INVESTORS NAMED ON THE SIGNATURE PAGE HEREIN

Dated as of

February 14, 2005

THIS INVESTMENT AGREEMENT is made and entered into as of February 14, 2005 (the “Agreement”), by and among (a) Global Signal Inc., a Delaware corporation (the “Company”); (b) Fortress Investment Fund II LLC, a Delaware limited liability company (“Fortress”); (c) Abrams Capital Partners II, L.P., a Delaware limited partnership, Abrams Capital Partners I, L.P., a Delaware limited partnership, Whitecrest Partners, L.P., a Delaware limited partnership, Abrams Capital International, LTD, a Cayman Island limited liability company and Riva Capital Partners, L.P., a Delaware limited partnership (collectively, “Abrams”); and (d) Greenhill Capital Partners, L.P., a Delaware limited partnership, Greenhill Capital Partners (Executive), L.P., a Delaware limited partnership, Greenhill Capital, L.P., a Delaware limited partnership, Greenhill Capital Partners (Cayman), L.P., a Cayman Islands limited partnership, Greenhill Capital Partners (Employees) II, L.P., a Delaware limited partnership (collectively, “Greenhill,” and together with Fortress and Abrams, the “Investors,” and each individually, an “Investor”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in Article I. References herein to sections shall be to sections of this Agreement, and references herein to this Agreement shall include each of the Exhibits and Schedules attached hereto.

WHEREAS, the Company has entered into an Agreement to Contribute, Lease and Sublease, dated the date hereof, with Sprint Corporation and the Sprint Corporation subsidiaries named therein (the “Contribution Agreement”), whereby the Company will lease or otherwise operate certain communication towers and enter into the related transactions contemplated thereby (collectively, the “Transaction”);

WHEREAS, in connection with the Transaction, the Investors desire to subscribe for and purchase, and the Company desires to sell to the Investors, upon the terms and subject to the conditions set forth herein, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, at the Closing, the Investors and the Company desire to enter into an option agreement, the form of which is attached hereto as Exhibit A (the “Option Agreement”), pursuant to which the Company shall have the right and option (but not the obligation) to purchase a portion of the shares of the Company’s Common Stock issued to the Investors pursuant to this Agreement.

WHEREAS, the Company has obtained the Written Consent of Stockholders In Lieu of a Special Meeting attached hereto as Exhibit B for the issuance of the Shares (as defined below) (the “Stockholder Approval”); and

WHEREAS, each Investor is a Stockholder (as such term is defined in the Amended and Restated Investor Agreement dated as of March 31, 2004 among Global Signal Inc., Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners, L.P. and its related partnerships named therein, Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein (the “Investor Agreement”)) and the Shares issued pursuant to this Agreement are Registrable Securities (as such term is defined in the Investor Agreement) and as such the Company and the Investors are subject to the rights, privileges and obligations of the Investor Agreement with respect to the Shares issued pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

Abrams Representative means David Abrams.

Affiliate shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended. Affiliates of any Investor shall be deemed to include limited partners in, and other direct or indirect owners of such Investor, together with entities owned, controlled or managed by any or all of such Persons.

Closing has the meaning ascribed thereto in Section 3.1.

Closing Date means the date on which the Closing occurs.

Code means the Internal Revenue Code of 1986, as amended.

Contribution Agreement has the meaning ascribed thereto in the second whereas clause above.

Commitment Amount means up to $500,000,000; provided, however, that such amount shall be reduced by (i) an amount equal to the net proceeds received by the Company pursuant to any public or private offering of equity securities of the Company that is consummated on or before the Closing Date (“Offering Reduction”) and (ii) an amount equal to any borrowings outstanding under any credit facility or similar agreements provided in connection with the Transaction in excess of $750,000,000 on the Closing Date; provided, further, that in no event shall the Commitment Amount be less than $250,000,000.

Encumbrance means, with respect to any Person, any mortgage, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

Fortress Representative means Randal A. Nardone and Jonathan Ashley.

Governmental Entity means any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

Greenhill Representative means Robert H. Niehaus.

Indemnified Person has the meaning ascribed to it in Section 9.2(b).

Indemnifying Party has the meaning ascribed to it in Section 9.3(a).

Indemnitee has the meaning ascribed to it in Section 9.3(a).

Information Statement has the meaning ascribed to it in Section 6.2.

Investor Indemnified Person has the meaning ascribed to it in Section 9.2(a).

Knowledge of a party hereto means the actual knowledge of any executive officer after due inquiry.

Laws means all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

Lien means with respect to any asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, or Encumbrance, option, right of first offer or refusal, easement, servitude, voting or transfer restriction, or any other right of another to or adverse claim or any kind in respect of such asset or right.

Losses means each and all of the following items: claims, losses, liabilities, obligations, payments, damages (actual or punitive), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

Material Adverse Effect means any event which has had, has or would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, other than (i) as a result of changes in general economic or industry conditions or changes in applicable Laws, rules or regulations or (ii) as a result of changes arising out of the announcement of the transactions contemplated by this Agreement or the Contribution Agreement.

Option Per Share Price means $26.50.

Per Share Price means $25.50.

Person means any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

Purchase Price for each Investor means the Per Share Price multiplied by the aggregate number of Shares purchased by such Investor pursuant to this Agreement.

Repurchase Amount means the difference between the Commitment Amount set forth in the Commitment Amount Notice and $250,000,000.

Repurchase Shares means that number of shares of Common Stock equal to the quotient of the Repurchase Amount divided by the Option Per Share Price, such number to be rounded upwards to the nearest whole number.

SEC means the United States Securities and Exchange Commission and any successor Governmental Entity.

Securities Act means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

Shares means that number of shares of Common Stock equal to the quotient of the Commitment Amount divided by the Per Share Price, such number to be rounded upwards to the nearest whole number.

Sites means the physical locations of the Towers.

Investor Agreement means the Amended and Restated Investor Agreement dated as of March 31, 2004 among Global Signal Inc., Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners, L.P. and its related partnerships named therein, Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein.

Subsidiary means as to any Person, each corporation, partnership or other entity of which shares of capital stock or other equity interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person.

Transaction has the meaning ascribed to it in the second whereas clause above.

Transaction Agreements means the Contribution Agreement and the Master Lease and Sublease by and among the Company and certain Sprint Corporation subsidiaries.

Towers means the communications towers owned, leased or managed by the Company, including the attached guy wires located at the Company’s Sites.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1 Notice of Commitment Amount. The Company shall deliver to the Investors a notice setting forth the Commitment Amount at least 10 business days prior to the Closing (the “Commitment Amount Notice”) provided, however, that, the Company shall be entitled until the Closing Date to amend the Commitment Amount Notice to reduce the Commitment Amount.

Section 2.2 Issuance and Sale. Upon the terms and conditions set forth herein, at the Closing, the Company shall issue and sell to each Investor and each Investor shall purchase from the Company that number of shares of Common Stock equal to the product of the Shares multiplied by the percentage set forth opposite such Investor’s name on Exhibit C hereto. Notwithstanding anything to the foregoing set forth herein, each Investor shall have the right to assign its right to purchase Shares to one or more of its affiliates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) but any such transfer of assignment shall not relieve such Investor of its obligations hereunder.

Section 2.3 The Purchase Price. Each of the Investors shall pay to the Company, by wire transfer of immediately available funds, the Purchase Price in consideration for the Shares purchased by such Investor pursuant to this Agreement.

Section 2.4 Repurchase Option. Upon the terms and conditions set forth herein, at the Closing, the Investors and the Company shall enter into the Option Agreement, pursuant to which each Investor shall issue to the Company a one-time right and option (but not the obligation) to purchase for cash (the “Repurchase Option”) from such Investor that number of shares of Common Stock issued to such Investor hereunder equal to the product of the Repurchase Shares multiplied by the percentage set forth opposite such Investor’s name on Exhibit C hereto, at a price per share equal to the Option Per Share Price, provided, however, the Company shall not be entitled to a Repurchase Option and no Option Agreement shall be executed at the Closing, if an Offering Reduction occurs prior to the Closing. Such Repurchase Option shall be available for a period commencing on the Closing Date and concluding one day following the six month anniversary of the Closing Date.

Section 2.5 Default by One or More of the Investors. If on or prior to the Closing Date any one or more of the Investors shall fail or refuse to purchase the Shares that it has agreed to purchase hereunder, the remaining Investors shall each have the right but not the obligation to purchase such Shares of the breaching Investor by delivery of a written notice to the Company; provided, however, that if the number of Shares of the breaching Investor which the non-breaching Investors desire to purchase pursuant to this Section 2.5 exceeds the total number of Shares which were to be purchased by the breaching Investor, then each non-breaching Investor shall be entitled to purchase pro rata a portion of the total number of the Shares which were to be purchased by the breaching Investor and to the extent a non-breaching Investor elects not to purchase its pro rata share the remaining Investor shall have the right to purchase any remaining Shares of the breaching Investor.

Section 2.6 Investor Agreement. The Company acknowledges and agrees with each of the Investors that upon the Closing Date, each of the Investors shall be deemed to be a “Stockholder” as such term is defined in the Investor Agreement and that any Shares purchased by an Investor pursuant to this Agreement shall be deemed to be “Registrable Securities” for the purpose of the Investor Agreement provided however, upon written request of any Investor the Company and each of the other Investors agrees to execute an amendment to the Investor Agreement pursuant to which an Investor to this Agreement may be added as a party thereto.

ARTICLE III

THE CLOSING

Section 3.1 The Closing. Subject to the satisfaction or waiver of the conditions contained in Article VII, the closing (the “Closing”) of the purchase and sale of the Shares and the issuance of the Repurchase Option will take place at the office of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York at the same time as the closing of the Transaction.

Section 3.2 Deliveries.

(a) Subject to the satisfaction or waiver of each of the conditions hereof, at the Closing, the Company shall deliver to each Investor against payment of such Investor’s portion of the Purchase Price: (i) one certificate representing the appropriate number of Shares registered in the name of such Investor; (ii) each of the certificates, instruments and agreements required to be delivered by the Company pursuant to Article VII; (iii) the executed Option Agreement; and (iv) such other documents as the Investor may reasonably request in connection with the Closing.

(b) Subject to the satisfaction or waiver of each of the conditions hereof, at the Closing, each Investor shall deliver to the Company: (i) payment of the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by the Company prior to the Closing, for the Shares to be purchased by the Investor; (ii) each of the certificates, instruments and agreements required to be delivered by each of the Investor’s pursuant to Article VII; (iii) the executed Option Agreement and (iv) such other documents as the Company may reasonably request in connection with the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of the Investors that all of the statements contained in this Article IV are true and correct as of the date hereof and the Closing Date.

Section 4.1 Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and corporate authority to carry on its business as it is now being conducted or presently proposed to be conducted. To the Company’s Knowledge, the Company is duly qualified and licensed as a foreign corporation to do business and is in good standing (and has paid all relevant franchise or analogous taxes) in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company owns, either directly or indirectly through one or more of its Subsidiaries, all of the capital stock or other equity interests of its Subsidiaries free and clear of all Liens, except those Liens pursuant to the credit and other loan agreements existing as of the date hereof. There are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Subsidiary, or any commitments of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Subsidiary or pursuant to which any Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

(c) Each Subsidiary is a corporation, limited liability company, partnership, business association or other Person duly organized, validly existing and in good standing (in jurisdictions where such concept is recognized) under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to carry on its business as it is now being conducted. To the Company’s Knowledge, each Subsidiary of the Company is duly qualified and licensed as a foreign corporation or other business entity to do business and is in good standing (and has paid all relevant franchise or analogous taxes) in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure of one or more Subsidiaries to be so qualified or licensed, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

Section 4.2 Due Authorization.

(a) The Company has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The (a) execution and delivery by the Company of this Agreement, (b) issuance, sale and delivery of the Shares by the Company and (c) compliance by the Company with each of the provisions of this Agreement (i) are within the corporate power and authority of the Company and (ii) have been duly authorized by all requisite corporate action of the Company. This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of the Investors) this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and limitations imposed by general principles of equity.

(b) The Shares have been duly authorized by the Company and, when issued, sold and delivered in accordance with this Agreement, the Shares will be validly issued, fully paid and nonassessable, free and clear of all Liens, and the issuance thereof will not be subject to any preemptive rights, right of first refusal or similar right. At the Closing, no further approval or authority of the stockholders or the Board of Directors under the Delaware General Corporation Law (the “DGCL”), the rules of the New York Stock Exchange (the “NYSE”) or the consent of any other party will be required for the issuance of the Shares, other than the approval of the NYSE of the listing of such shares of Common Stock on the NYSE. No preemptive rights or other rights to subscribe for or purchase securities exist with respect to the issuance and sale of the Shares.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock and (ii) 20,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”). As of the date hereof, there are 52,142,205 shares of Common Stock and no shares of Preferred Stock issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and not subject to preemptive or other similar rights of the stockholders of the Company.

(b) Except as set forth in this Agreement or as described in the SEC Reports filed prior to the date hereof, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which the Company is a party relating to issued or unissued capital stock of the Company, or any commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or any of the Subsidiaries are or may become bound to issue or grant additional shares of their capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth in the SEC Reports filed prior to the date hereof and except as contemplated by this Agreement, including Section 6.1, (a) the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person and (b) there are no voting trusts, stockholders agreements, proxies or other commitments or understandings in effect to which the Company is a party with respect to the voting or transfer of any of the outstanding shares of Common Stock.

Section 4.4 SEC Reports. The Company has timely filed all annual reports, quarterly reports, proxy statements and other reports required to be filed by it with the SEC under the Exchange Act since June 3, 2004 (together with the Company’s Registration Statement on Form S-11 (file no. 333-112839) filed with the SEC on June 2, 2003, the “SEC Reports”). Each SEC Report was, on the date of its filing or as subsequently amended prior to the date hereof, in compliance in all material respects with the requirements of its respective report form and applicable Laws and did not, on the date of filing or as subsequently amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5 Financial Statements. Except as set forth on the disclosure letter of even date herewith, the consolidated financial statements of the Company (including any related schedules and/or notes) included in the SEC Reports, as subsequently amended prior to the date hereof, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders’ equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments). Except as disclosed in the SEC Reports filed prior to the date hereof, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except for (i) liabilities and obligations reflected or disclosed in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003, or the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004, or the footnotes thereto, (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2004, or (iii) liabilities and obligations which, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Material Adverse Effect.

Section 4.6 Litigation.

(a) Except as disclosed in the SEC Reports filed prior to the date hereof, there is no claim, action, suit, investigation or proceeding of any kind or nature whatsoever (“Litigation”) pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity that (x) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or (y) if resolved adversely to the Company or a Subsidiary would have or would reasonably be expected to have a Material Adverse Effect. Except as disclosed in such SEC Reports, there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of the Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect.

(b) To the Knowledge of the Company, neither the Company nor any of the Subsidiaries is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any of the Subsidiaries is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity, except where such default, breach, order, judgment or decree has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.7 Consents and Approvals. Except as set forth in the disclosure letter of even date herewith, the execution, delivery or performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (A) any applicable Law or (B) any provision of any agreement or other instrument to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except where such breach, violation or default, creation of an Encumbrance, or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect or (iii) except for (A) the approval of the NYSE of the listing of the Shares on the NYSE, (B) the filing with the SEC of the Information Statement relating thereto, (C) any required filing under any foreign governmental and regulatory filings, notices and approvals required to be made or obtained as contemplated by Section 6.6, and (D) any filings, consents, approvals or authorizations of, notifications to, or exemptions or waivers by any Governmental Entity or any other Person which are not, individually or in the aggregate, material to the consummation of the transactions contemplated hereby, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any of its Subsidiaries.

Section 4.8 Compliance with Laws. Except as disclosed in the SEC Reports filed prior to the date hereof and the disclosure letter of even date herewith, the Company and the Subsidiaries are in compliance with all Laws in all respects, and neither the Company nor any Subsidiary has received any notice of any alleged violation of Law, except where a failure to comply or alleged violation of Law has not had or would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the Company holds all material licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company’s and its Subsidiaries’ Towers and Sites (collectively, “Licenses”). To the Knowledge of the Company, all of such Licenses are valid and in effect, the Company and the Subsidiaries have duly performed and are in compliance with all of their obligations under such Licenses and no investigation or review by any governmental or regulatory body or authority is pending or threatened, except where a failure with respect thereto has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.9 Financial Advisory, Legal and Other Fees. No agent, broker, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm, public relations firm or any other Person is or will be entitled to any fee, commission, expense or other amount from the Company or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement.

Section 4.10 Board of Directors. The Board of Directors of the Company, after accepting the recommendation of a Special Committee of the Board of Directors, has determined that the issuance of the Shares, this Agreement and the transactions contemplated hereby, are advisable and in the best interests of the Company and its stockholders.

Section 4.11 Information Statement. The Information Statement will not, at the date it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to information or statements specifically supplied by or on behalf of any of the Investors for inclusion or incorporation by reference in the Information Statement.

Section 4.12 Taxes. The Company and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except, in all cases, for any such amounts that the Company is contesting in good faith and except in any case in which the failure to so file or pay would not in the aggregate cause a Material Adverse Effect. Except as set forth in the disclosure letter of even date herewith, the Company has made, to the extent required by GAAP, adequate charges, accruals and reserves in the applicable financial statements referred to in Section 4.5 in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

Section 4.13 REIT Qualification. The Company has, since its inception, been organized and operated, and as of the Closing Date will continue to be organized and to operate, in a manner so as to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor as to itself hereby represents and warrants to the Company that all of the statements contained in this Article V are true and correct as of the date hereof and the Closing Date.

Section 5.1 Investment.

(a) Such Investor is acquiring the Shares for investment for its own account, and not with a view to any resale or distribution thereof in violation of the Securities Act.

(b) Such Investor’s financial condition and investments are such that it is in a position to hold the Shares for an indefinite period, bear the economic risks of the investment and withstand the complete loss of the investment. Such Investor has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of such Shares. Such Investor qualifies as (i) an “accredited investor” as such term is defined in Section 2(a)(15) of the Securities Act and Regulation D promulgated thereunder or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

Section 5.2 Rule 144. Such Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from such registrations are available. Such Investor is aware of and familiar with the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

Section 5.3 Organization; Etc. Such Investor is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. To the best of such Investor’s knowledge, no natural person who is an investor in such Investor will have Beneficial Ownership (as such term is defined in Article 4 Part D of the Company’s Amended and Restated Certificate of Incorporation, as amended) of Common Stock of the Company that exceeds 9.8%.

Section 5.4 Authority.

(a) Such Investor has all right, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b) The (i) execution, delivery and performance by such Investor of this Agreement, (ii) compliance by such Investor with each of the provisions of this Agreement and (iii) consummation of the transactions contemplated hereby and thereby (A) are within the power and authority of such Investor, (B) have been duly authorized and approved by the requisite actions of such Investor and (C) do not require any further authorization or consent of such Investor or, if applicable, its beneficial owners. This Agreement has been duly and validly executed and delivered by such Investor, and (assuming this Agreement constitutes a valid and binding obligation of the Company) this Agreement constitutes) a legal, valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws from time to time affecting the enforcement of creditors’ rights generally and limitations imposed by general principles of equity.

Section 5.5 Non-Contravention. The execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby, will not (a) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any Lien, charge or Encumbrance upon any property or assets of such Investor pursuant to any agreement, instrument, franchise, license or permit to which such Investor is a party or by which any of its properties or assets may be bound or (b) violate or conflict with any Law of any Governmental Entity applicable to such Investor or any of its properties or assets, other than such breaches, defaults or violations that are not reasonably expected to impair the ability of such Investor to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby, do not and will not violate or conflict with any provision of the organizational documents of such Investor, as currently in effect.

Section 5.6 Consents and Approvals. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Entity applicable to such Investor or of or with any third party is required for the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereby.

Section 5.7 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person engaged by or on behalf of such Investor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 5.8 Sufficient Funds. Such Investor has available, or has obtained commitments for, sufficient funds to acquire its portion of the Shares to be purchase pursuant to this agreement.

Section 5.9 Information Supplied. None of the information supplied or to be supplied by or on behalf of such Investor in writing specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders, contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Business Pending the Closing. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing unless the Investors otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business only in the ordinary course and consistent with past practice; (ii) use commercially reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, advertisers, distributors, agents, officers and employees and other persons with which it has significant business relationships; (iii) use its commercially reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice; (iv) use its commercially reasonable best efforts to preserve the goodwill and ongoing operations of its business; (v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; and (vi) comply in all material respects with applicable Laws. Notwithstanding the forgoing and except as expressly contemplated by this

Agreement or the Transaction Agreements or as consented to by the Investors in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement through and including the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) purchase, redeem or otherwise acquire any capital stock in the Company or any of the Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in the ordinary course of business pursuant to the Company’s employee benefit plans;

(b) except as set forth in the disclosure letter of even date herewith, take any action that is reasonably likely to result in (i) any of the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect as of, or at any time prior to, the Closing Date or (ii) any of the conditions to the obligations of each Investor set forth in Section 7.2 not being satisfied;

(c) amend the charter, bylaws or other comparable organizational documents of the Company in a manner likely to adversely affect any Investor; or

(d) agree to take, any of the foregoing actions.

Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be prevented from, or obligated to obtain the consent of the Investors prior to, (i) issuing shares of its capital stock or entering into agreements with respect thereto, including with respect to registration rights, or (ii) engaging in any merger, acquisition or business combination transaction.

Section 6.2 Information Statement. As promptly as practicable following the date of this Agreement, the Company shall prepare a form of information statement to be mailed to the stockholders of the Company relating to the Stockholder Approval (the “Information Statement”) (provided that the Investors shall have the right to consent to any descriptions of or references to the Investors or any of their Affiliates, which consent shall not be unreasonably withheld, conditioned or delayed) and use its commercially reasonable best efforts (x) (1) to respond as promptly as practicable to any comments made by the SEC with respect to the Information Statement and (2) to promptly supply the Investors with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement, and (y) to cause the Information Statement to be mailed to its stockholders at the earliest practicable date following the clearance of the Information Statement by the SEC.

Section 6.3 Listing Obligation. Prior to the Closing, the Company will take all reasonable steps necessary, and pay all reasonable fees required, to list the Shares on the NYSE, to the extent required by the NYSE. Following the initial listing of the Shares, the Company will use its commercially reasonable best efforts to maintain the listing of the Common Stock for so long as any Investor owns any Shares.

Section 6.4 Cooperation. Each of the Investors, on the one hand, and the Company, on the other, agrees to use its commercially reasonable best efforts to cause, or not to impede, to the extent that such party has control or influence over such matters, satisfaction of the conditions, set forth in Sections 7.2 and 7.3, to the other party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.5 Notification of Certain Matters. From the date hereof through the Closing, each of the Investors, on the one hand, and the Company, on the other shall give prompt notice to such other party of the occurrence, or failure to occur, of any event the occurrence or failure of which caused any of the Company’s or such Investor’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit the Company or such Investor to alter or amend the representations and warranties contained herein.

Section 6.6 Consent; Approvals. The Company shall use its commercially reasonable efforts to obtain, as promptly as practicable, all consents, waivers, exemptions, approvals, authorizations or orders (collectively,

“Consents”) (including, without limitation (i) all Consents required to avoid any breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration of any material agreement or instrument to which the Company is a party or its properties or assets are bound, and (ii) all approvals of Governmental Entities, required in connection with the consummation of the transactions contemplated by this Agreement as promptly as practicable, except where the failure to obtain such Consents, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

Section 6.7 Further Assurances. From time to time after the date of this Agreement, the parties hereto shall execute, acknowledge and deliver to the other parties such other instruments, documents, and certificates and will take such other actions as the other parties may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 6.8 Use of Proceeds. The Company shall apply the proceeds from the sale of the Shares to the payments required to be made by the Company pursuant to the Transaction Agreements and associated costs and expenses.

Section 6.9 Waiver of Piggyback Registration Rights For Shelf Registration. In the event the Company files a shelf registration statement prior to the six month anniversary of the execution of this Agreement, each Investor hereby covenants and agrees to irrevocably and unconditionally waive all piggyback registration rights and other rights provided pursuant to Section 2.2 of the Investor Agreement in connection with such shelf registration statement including, without limitation, the right to receive any notices from the Company pursuant to Section 2.2 of the Investor Agreement. Nothing in this Section 6.9 shall be deemed to be a waiver of any of the Investor’s other rights under the Investor Agreement, including the right of any such Investor to demand registration pursuant to Section 2.1 or 2.3 of the Investor Agreement.

Section 6.10 Exception to Ownership Limits. The Company shall use its best efforts to and shall exercise all authority under applicable law, rules and regulations to cause the Board of Directors to take action pursuant to Section 2.7 of Article 4 Part D of the Company’s Amended and Restated Certificate of Incorporation, as amended, to except each Investor from the ownership limits to the extent necessary for each such Investor in order to consummate the issuance of shares pursuant to Article II of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Obligations of the Investors and the Company. The respective obligations of each of the Investors and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Laws. No Laws shall be in effect which prohibit the consummation of the transactions contemplated hereby.

(b) Consummation of Transaction. The Closing shall be consummated simultaneously with the closing of the Transaction.

Section 7.2 Conditions to Obligations of the Investors. The obligation of each of the Investors to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Performance of Obligations. The Company shall have performed, satisfied and complied with, in all material respects, all covenants and agreements set forth in this Agreement required to be performed by it under this Agreement at or prior to the Closing.

(b) Officer’s Certificate. The Company shall have delivered to such Investor a certificate signed by its president, dated the Closing Date, in form and substance reasonably satisfactory to such Investor, to the effect that the conditions set forth in Sections 7.2(a) have been satisfied.

(c) Receipts of Consents. The Company shall have obtained the Consents contemplated by Section 6.6,, if any, and a copy of each such consent or evidence thereof reasonably satisfactory to such Investor shall have been provided to such Investor at or prior to the Closing, unless the failure to obtain such Consents, when taken together with other events, developments or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions with each Investor contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of such Investor set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date.

(b) Performance of Obligations. Such Investor shall have performed, satisfied and complied with, in all material respects, all covenants and agreements set forth in this Agreement required to be performed by it under this Agreement at or prior to the Closing.

(c) Investor Certificates. Such Investor shall have delivered to the Company a certificate signed by an authorized signatory thereof, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date notwithstanding the fact that any requisite authorization and approval of the transactions contemplated hereby shall have been received and no party hereto shall have any liability to any other party hereto (provided that any such termination shall not (i) relieve any party from liability for a breach of any provision hereof prior to such termination or (ii) terminate the parties’ respective obligations under Article IX or Section 10.04); provided, however, that in the event this Agreement is terminated in accordance with this Section 8.1, no Investor Indemnified Person may seek indemnification from the Company pursuant to Article IX hereof other than for the reasonable out-of-pocket fees, costs or expenses incurred by such Investor Indemnified Person in connection with the Transactions):

(a) by the Investors or the Company if the Contribution Agreement is terminated in accordance with its terms;

(b) by the Investors or the Company if there shall be any Law that makes consummation of the purchase of the Shares hereunder illegal or otherwise prohibited or if any court of competent jurisdiction or governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the Shares hereunder and such order, decree, ruling or other action shall have become final and non-appealable;

(c) by the Investors or the Company if the Closing shall not have occurred within 180 days of the date of this Agreement;

(d) by the Company with respect to any particular Investor if such Investor shall have breached in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement that would give rise to the failure of a condition set forth in Article VII; or

(e) by the Investors if the Company shall have breached in any respect any of its covenants or other agreements contained in this Agreement that would give rise to the failure of a condition set forth in Article VII.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall expire twelve months after the Closing Date, except that the representations and warranties set forth in Sections 4.1(a), 4.2, 4.3, 5.1, 5.2, 5.3 and 5.4 shall survive until 6 months after the expiration of the applicable statute of limitations (including any extensions thereof). After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this Article IX for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article IX. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing until performed in accordance with their terms.

Section 9.2 Indemnification.

(a) The Company shall indemnify, defend and hold harmless the Investors, their Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each an “Investor Indemnified Person”) from and against all Losses incurred or suffered by a Investor Indemnified Person arising from, relating to or as a result of (i) the breach of any of the representations or warranties made by the Company in this Agreement or in any certificate furnished by the Company to the Investor pursuant to this Agreement (which breach shall be determined without regard to any materiality or Material Adverse Effect qualifications contained in the representation and warranty giving rise to such claim for indemnity), (ii) the breach of any covenant, obligation or agreement made by the Company in this Agreement or (iii) any actual or threatened Litigation against such Investor Indemnified Person by any Person (other than an Investor Indemnified Person) in connection with (A) the transactions contemplated hereby, (B) the negotiation, execution, delivery and performance of this Agreement or (C) any actions taken by any Investor Indemnified Person pursuant hereto or thereto or in connection with the transactions contemplated hereby (whether or not the transactions contemplated hereby are consummated); provided, however, that the Company shall not have any obligation to indemnify a particular Investor Indemnified Person pursuant to this Section 9.2(a)(iii) to the extent such suit, action, claim or proceeding arises from a breach of this Agreement by such Investor or such Investor Indemnified Person or a failure of any representation or warranty of such Investor set forth in Article V hereof to be true and correct and such breach or failure of a representation or warranty to be true and correct results in any condition contained in Sections 7.1 or 7.3 hereof being incapable of being satisfied prior to the Closing.

(b) Each Investor shall severally and not jointly indemnify, defend and hold harmless (i) the Company, its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns and (ii) each other Investor and its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each an “Indemnified Person”) from and against all Losses incurred or suffered by an Indemnified Person arising from, relating to, or as a result of (i) the breach of any of the representations or warranties made by such Investor in this Agreement or any certificate furnished by such Investor to the Company pursuant to this Agreement or (ii) the breach of any covenant, obligation or agreement made by such Investor in this Agreement.

(c) No claim may be made against the Company for indemnification with respect to breaches of representations and warranties pursuant to Section 9.2(a)(i) above with respect to any Losses unless the aggregate amount of Losses incurred by the Investor Indemnified Persons thereunder exceeds $10,000,000, and the Company shall then only be liable for the amount of such Losses which exceed $10,000,000. The maximum amount recoverable under Section 9.2(a)(i) by all Investor Indemnified Persons, in the aggregate, shall be the Purchase Price and the maximum amount recoverable under Section 9.2(a)(i) by an Investor and its Investor Indemnified Persons shall not exceed such Investor’s Purchase Price. No claim may be made against an Investor for indemnification with respect to breaches of representations and warranties pursuant to Section 9.2(b)(i) above with respect to any Losses unless the aggregate amount of Losses incurred by the Indemnified Persons thereunder exceeds $10,000,000, and such Investor shall then only be liable for the amount of such Losses which exceed $10,000,000. With respect to each Investor, the maximum amount recoverable under Section 9.2(b)(i) by all Indemnified Persons from such Investor shall be equal to the Purchase Price of the Shares such Investor is required to purchase pursuant to Section 2.2, provided however, if such Investor shall have purchased a number of Shares larger than the number of Shares such Investor was required to purchase pursuant to Section 2.2, the maximum amount recoverable under Section 9.2(b)(i) by all Indemnified Persons from such Investor shall be equal to the Purchase Price of the Shares such Investor purchased pursuant to this Agreement.

(d) In no case shall any payment be made in the case of an indemnification claim under Section 9.2(a)(i) or 9.2(a)(ii) until a Loss occurs. No Person shall have any liability to any Investor Indemnified Person under Section 9.2(a)(i) for any breach of a representation or warranty to the extent that a claim for indemnification is based upon facts of which such Investor Indemnified Person had knowledge on or prior to the Closing Date, unless such claim also relies upon a materially adverse occurrence or development that occurs after the Closing Date. For purposes of this Section 9.2(d), (i) the Investors shall be deemed to have knowledge of a fact only if any of the Persons set forth in the definition of “ Fortress Representative” or “Greenhill Representative” or “Abrams Representative” has knowledge of the particular fact and (ii) such individual shall be deemed to have knowledge only to the extent of his or her actual knowledge of such fact and only to the extent of his or her awareness that such fact constitutes a breach of such representation or warranty.

Section 9.3 Procedure for Indemnification.

(a) If an Investor Indemnified Person or an Indemnified Person (such Person being referred to as the “Indemnitee”) shall receive notice or otherwise learn of the assertion by a Person who is not a party to this Agreement of any claim or of the commencement by any such Person of any action (a “Claim”) with respect to which the other party (the “Indemnifying Party”) may be obligated to provide indemnification, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 9.3 shall not relieve the applicable Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice; provided, further, that the applicable Indemnifying Party shall have no obligations under Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, unless such written notice is received by the Indemnifying Party within the survival periods set forth in Section 9.1. Such notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by or is claimed against such Indemnitee.

(b) An Indemnifying Party may elect to compromise, settle or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Claim; provided, however, that the Indemnifying Party shall not compromise, settle or defend a Claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed). If an Indemnifying Party elects to compromise, settle or defend a Claim, it shall, within 30 days of the receipt of notice from an Indemnitee pursuant to Section 9.3(a) (or sooner, if the nature of such Claim so requires), notify the applicable Indemnitee of its intent to do so, and such Indemnitee shall cooperate in a commercially reasonable manner in the compromise or settlement of, or defense against, such Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Claim, the Indemnitee shall have the right to participate in the defense thereof, at its own expense, and such Indemnifying Party shall not be liable to such Indemnitee under this Article IX for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof (except expenses approved in advance by the Indemnitee); provided, that such Indemnitee shall have the right to employ one separate counsel reasonably satisfactory to the

Indemnifying Party to represent such Indemnitee if (i) in the reasonable judgment of the Indemnitee, there are legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnifying Party, (ii) the Indemnifying Party shall authorize in writing the Indemnitee to retain a single, separate counsel at the Indemnifying Party’s expense or (iii) the defendants in any such Claim include both the Indemnifying Party and the Indemnitee and, in such Indemnitee’s reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such Claim, and only in the events listed in clauses (i) through (iii) of this paragraph (b) shall the reasonable fees and expenses of such separate counsel be paid by such Indemnifying Party. If an Indemnifying Party elects not to compromise, settle or defend against a Claim, or fails to notify an Indemnitee of its election as provided in this Section 9.3 within 30 days of notice from the Indemnitee pursuant to Section 9.3(a), such Indemnitee may compromise, settle or defend such Claim at the expense of such Indemnifying Party.

(c) If an Indemnifying Party chooses to defend any claim, the applicable Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

(d) If the aggregate amount of any Loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, net of any expenses incurred in connection therewith or additional Losses incurred, shall promptly be repaid by the applicable Indemnitee to the applicable Indemnifying Party.

(e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and, at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 9.4 Sole Remedy. Except in the case of fraud, the rights to indemnification provided for in this Article IX for a breach of representations or warranties by the Investors (in the case of indemnification pursuant to Section 9.2(b)(i)) or the Company (in the case of indemnification pursuant to Section 9.2(a)(i)) shall constitute the sole post-closing remedy of the Company and the Investors respectively, for such breach, and the Company and the Investors shall have no other liability or damages to the other party resulting from any such breach.

ARTICLE X

MISCELLANEOUS

Section 10.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal and substantive Laws of the State of New York without giving effect to conflicts of law principles thereof.

Section 10.2 Jurisdiction; Forum; Service of Process; Waiver of Jury Trial. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, the Company and each of the Investors hereby irrevocably:

(a) submits to the exclusive jurisdiction of the courts of the United States of America located in the State of New York and the courts of the State of New York (the “Selected Courts”), for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating hereto except in such Selected Courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;

(b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Investors at their respective addresses referred to in Section 10.6; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law; and

(c) waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in any Proceeding directly or indirectly arising out of, under or in connection with this Agreement.

Section 10.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of Law and permitted assigns of the parties hereto. Except as permitted under Section 2.1, no assignment of this Agreement may be made by any party at any time, whether or not by operation of Law, without the other parties’ prior written consent. Only the parties to this Agreement or their permitted assigns shall have rights under this Agreement.

Section 10.4 Fees and Expenses. Except as otherwise provided herein, all fees, costs or expenses shall be paid by the party incurring such fees, costs or expenses. All legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP will be paid by the Company.

Section 10.5 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supercedes all prior agreements relating to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and by each of the Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 10.6 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to the Company to: Global Signal Inc.

301 North Cattlemen Road

Suite 300

Sarasota, Florida 34232

Facsimile: 941-308-4294

Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036-6522

Facsimile: (212) 735-2000

Attention: Joseph A. Coco

if to Fortress to:

1251 Avenue of the Americas, 16th Floor

New York, New York 10020

Facsimile: (212) 798-6120

Attention: Randal A. Nardone

with a copy to:

1251 Avenue of the Americas, 16th Floor

New York, New York 10020

Facsimile: (212) 798-6060

Attention: Alan Chesick

if to Abrams to:

222 Berkeley Street, 22nd Floor

Boston, Massachusetts 02116

Attention: David Abrams

Fax: 617-646-6150

if to Greenhill to:

300 Park Avenue, 23rd Floor

New York, NY 10022

Attention: Robert H. Niehaus

Fax: 212-389-1700

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified above (or at such other address or facsimile number for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

Section 10.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Investors upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or the Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to the Company or the Investors shall be cumulative and not alternative, except as set forth Section 9.4.

Section 10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

Section 10.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that, no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

Section 10.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 10.11 No Public Announcement. None of the Company or its Subsidiaries or the Investors or their Affiliates shall make any press release, public announcement or filing with any Governmental Entity concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be obligated to make any such disclosure by this Agreement, by Law or the rules of any national securities exchange.

Signature pages follow

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

GLOBAL SIGNAL INC.

By:	/s/ WILLIAM T. FREEMAN
Name:	William T. Freeman
Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

FORTRESS INVESTMENT FUND II LLC

By:	/s/ RANDAL A. NARDONE
Name:	Randal A. Nardone
Title:	Chief Operating Officer and Secretary

ABRAMS CAPITAL PARTNERS II, L.P.

By:	/s/ DAVID ABRAMS
Name:	David Abrams for the General Partner, Abrams Capital, LLC
Title:	Managing Member

ABRAMS CAPITAL PARTNERS I, L.P.

By:	/s/ DAVID ABRAMS
Name:	David Abrams for the General Partner, Abrams Capital, LLC
Title:	Managing Member

WHITECREST PARTNERS, L.P.

By:	/s/ DAVID ABRAMS
Name:	David Abrams for the General Partner, Abrams Capital, LLC
Title:	Managing Member

ABRAMS CAPITAL INTERNATIONAL, LTD

By:	/s/ DAVID ABRAMS
Name:	David Abrams for the Investment Manager, Pamet Capital, LLC
Title:	Managing Member

RIVA CAPITAL PARTNERS, L.P.

By:	/s/ DAVID ABRAMS
Name:	David Abrams for the General Partner, Riva Capital Management, LLC
Title:	Managing Member

GREENHILL CAPITAL PARTNERS, L.P.

GREENHILL CAPITAL PARTNERS (CAYMAN), L.P
GREENHILL CAPITAL PARTNERS (EXECUTIVES), L.P. GREENHILL CAPITAL, L.P.

By:	GCP Managing Partner, L.P., as managing general partner of each of the foregoing partnerships
By:	Greenhill Capital Partners, LLC, its general partner

By:	/s/ V. FRANK PATTOW
Name:	V. Frank Pattow
Title:	Managing Director

GREENHILL CAPITAL PARTNERS (EMPLOYEES) II, L.P.

By:	GCP Managing Partner II, L.P., as managing general partner
By:	Greenhill Capital Partners, LLC, its general partner

By:	/s/ V. FRANK PATTOW
Name:	V. Frank Pattow
Title:	Managing Director

EXHIBIT A

FORM OF OPTION AGREEMENT

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”), is entered into this     th day of                     , 2005 (the “Date of Grant”) by and among (a) Global Signal Inc., a Delaware corporation (the “Company”), (b) Fortress Investment Fund II LLC, a Delaware limited liability company (“Fortress”), (c) Abrams Capital Partners II, L.P., a Delaware limited partnership, Abrams Capital Partners I, L.P., a Delaware limited partnership, Whitecrest Partners, L.P., a Delaware limited partnership, Abrams Capital International, LTD, a Cayman Island limited liability company and Riva Capital Partners, L.P., a Delaware limited partnership (collectively, “Abrams”); and (d) Greenhill Capital Partners, L.P., a Delaware limited partnership, Greenhill Capital Partners (Executive), L.P., a Delaware limited partnership, Greenhill Capital, L.P., a Delaware limited partnership, Greenhill Capital Partners (Cayman), L.P., a Cayman Islands limited partnership, Greenhill Capital Partners (Employees) II, L.P., a Delaware limited partnership (collectively, “Greenhill,” and together with Fortress and Abrams, the “Investors,” and each individually, an “Investor”).This Agreement is a one-time stock option (an “Option”) to repurchase shares of the Company’s common stock. This Option is granted for the purpose of permitting the Company to repurchase a portion of the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issued to the Investors pursuant to an Investment Agreement, dated February 14, 2005, by and among the Company and the Investors.

Terms and Conditions of the Option

1. Number of Shares and Option Price. The Option entitles the Company to purchase from the Investors an aggregate of                      shares (the “Option Shares”) of the Company’s Common Stock, at an exercise price of $26.50 per share (the “Option Price”) subject to adjustment as set forth herein. The Company shall purchase from each Investor that number of Option Shares equal to the product of the Option Shares multiplied by the percentage set forth opposite such Investor’s name on Exhibit A hereto.

2. Period of Option. This Option may be exercised as provided herein at any time from and after the Date of Grant until 5:00 p.m., New York City time, on the date that is six months and one day after the Date of Grant or if such date is not a business day on the next succeeding business day (the “Expiration Date”). Upon the occurrence of the Expiration Date, all rights of the Company hereunder, with respect to the Option, shall cease.

3. Conditions of Exercise. Subject to the provisions of this Agreement, the Option shall be fully vested and immediately exercisable in accordance with Section 4 below.

4. Exercise of Option. The Option may be exercised one-time, as provided herein, in whole or in part, at any time until the Expiration Date in the manner described in this Section 4. In the case of exercise, the Company shall deliver to the Investors written notice specifying the number of Option Shares to be acquired pursuant to such exercise, together with cash in an amount equal to the aggregate Option Price. The Company shall also deliver to the Investors a certificate from a duly authorized officer of the Company to the effect that the covenants, representations and warrants set forth in Section 6(b) hereof are true and correct in all material respects with the same force and effect as though expressly made at the time of this Agreement. Upon the Investor’s receipt of the Company’s written notice of exercise and the cash, the Investors shall promptly deliver to the Company the number of Option Shares set forth in such notice.

5. Nontransferability of Option. Except as permitted by each Investor in writing or a corporate successor of such Investor by merger, consolidation or otherwise, the Company shall not be permitted to sell, transfer, pledge or assign the Option. The Option shall be exercisable only by the Company or any subsequent party or parties having the right to exercise the Option pursuant to the foregoing sentence. Any attempted assignment, transfer, pledge or other disposition of the Option contrary to the provisions hereof shall be null and void and without effect.

6. Covenants, Representations and Warranties.

(a) Covenants, Representations and Warranties of Investors. Each Investor hereby covenants, represents and warrants to the Company as follows:

(i) Such Investor has full power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of such Investor, enforceable in accordance with its terms.

(ii) The execution, delivery and performance by such Investor of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official and do not and will not (i) violate the certificate of incorporation or bylaws of such Investor, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to such Investor or (iii) require any consent or other action by any person, constitute a default, or give rise to termination, cancellation or acceleration of any right or obligation of such Investor under any provision of any agreement or other instrument binding upon such Investor.

(iii) The Investors have or will have available for delivery upon exercise or exchange of this Option the total number of shares of Common Stock issuable upon exercise of this Option. All shares of Common Stock deliverable upon exercise will be delivered free and clear of all liens and encumbrances.

(b) Covenants, Representations and Warranties of the Company. The Company hereby covenants, represents and warrants to each Investor as follows:

(i) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

(ii) The execution, delivery and performance by the Company of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official and do not and will not (i) violate the certificate of incorporation or bylaws of the Company, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Company or (iii) require any consent or other action by any person, constitute a default, or give rise to termination, cancellation or acceleration of any right or obligation of the Company under any provision of any agreement or other instrument binding upon the Company.

7. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the each Investor either at its address set forth below or such other address as it may designate in writing to the Company, or to the Company: 301 North Cattlemen Road, suite 300, Sarasota, Florida, 34232, Attention: David Grain, President (or his designee), at the Company’s address or such other address as the Company may designate in writing to each Investor.

8. Failure to Enforce Not a Waiver. The failure of the Company or the Investors to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without regard to its principles of conflict of laws.

10. Adjustments.

(a) In the event of any change in the share of Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then that which is then transferable upon exercise of the Option shall be appropriately adjusted so that the Company shall receive, upon exercise of the Option and payment of the Option Price, the number and class of shares of Common Stock or other securities or property (including cash) that the Company would have owned or been entitled to receive after the happening of any of the events described above if the Option had been exercised immediately prior to such event.

(b) Whenever the number of Option Shares are adjusted pursuant to Section 10(a) herein, the Option Price shall be appropriately adjusted, if applicable, by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of Option Shares transferred under the Option prior to the adjustment and the denominator of which shall be equal to the aggregate number of Option Shares transferred under the Option immediately after the adjustment.

11. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

12. Securities Laws Requirements. The Option shall not be exercisable to any extent, and the Investors shall not be obligated to transfer any Option Shares to the Company upon exercise of such Option, if such exercise, in the opinion of counsel for the Investors, would violate the Securities Act (or any other Federal or state securities laws as may be in effect at that time).

13. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option or any interest therein by any holder thereof in violation of the provisions of this Agreement will be valid unless and until there has been full compliance with said provisions to the satisfaction of the Investors. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

Signatures on Following Page

IN WITNESS WHEREOF, the parties have executed this Agreement on this      day of                     , 2005.

FORTRESS INVESTMENT FUND II LLC

By:
Name:
Title:

Address for Notices:
1251 Avenue of the Americas, 16th Floor
New York, New York 10020
Facsimile: (212) 798-6120
Attention: Randal A. Nardone

With a Copy to:

1251 Avenue of the Americas, 16th Floor
New York, New York 10020
Facsimile: (212) 798-6060
Attention: Alan Chesick

ABRAMS CAPITAL PARTNERS II, L.P.

By:
Name:
Title:

ABRAMS CAPITAL PARTNERS I, L.P.

By:
Name:
Title:

WHITECREST PARTNERS, L.P.

By:
Name:
Title:

ABRAMS CAPITAL INTERNATIONAL, LTD

By:
Name:
Title:

RIVA CAPITAL PARTNERS, L.P.

By:
Name:
Title:

Address for Notices:
222 Berkeley Street, 22nd Floor
Boston, Massachusetts 02116
Attention: David Abrams
Fax:

GREENHILL CAPITAL PARTNERS, L.P.

GREENHILL CAPITAL PARTNERS (CAYMAN), L.P

GREENHILL CAPITAL PARTNERS (EXECUTIVES), L.P.

GREENHILL CAPITAL, L.P.

By:	GCP Managing Partner, L.P., as managing general partner of each of the foregoing partnerships
By:	Greenhill Capital Partners, LLC, its general partner

By:
Name:
Title:

GREENHILL CAPITAL PARTNERS (EMPLOYEES) II, L.P.

By:	GCP Managing Partner II, L.P., as managing General partner
By:	Greenhill Capital Partners, LLC, its general partner

By:
Name:
Title:

Address for Notices:
300 Park Avenue, 23rd Floor
New York, NY 10022
Attention: Robert H. Niehaus
Fax: 212-389-1700

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement

GLOBAL SIGNAL INC.

Name:	William T. Freeman
Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

EXHIBIT B

GLOBAL SIGNAL INC. WRITTEN CONSENT OF A MAJORITY OF THE STOCKHOLDERS

IN LIEU OF SPECIAL MEETING OF GLOBAL SIGNAL INC.

THE UNDERSIGNED, constituting a majority of the stockholders of Global Signal Inc., a Delaware corporation (the “Company”), do hereby consent in writing to, and hereby adopt, the following resolutions pursuant to Section 228 of the Delaware General Corporation Law:

WHEREAS, the Board of Directors determined that it is advisable and in the best interests of the Company and all of its stockholders that the Company enter into an Investment Agreement with (a) Fortress Investment Fund II LLC, a Delaware limited liability company (“Fortress”); (b) Abrams Capital Partners II, L.P., a Delaware limited partnership, Abrams Capital Partners I, L.P., a Delaware limited partnership, Whitecrest Partners, L.P., a Delaware limited partnership, Abrams Capital International, LTD, a Cayman Island limited liability company and Riva Capital Partners, L.P., a Delaware limited partnership (collectively, “Abrams”); and (c) Greenhill Capital Partners, L.P., a Delaware limited partnership, Greenhill Capital Partners (Executive), L.P., a Delaware limited partnership, Greenhill Capital, L.P., a Delaware limited partnership, Greenhill Capital Partners (Cayman), L.P., a Cayman Islands limited partnership, Greenhill Capital Partners (Employees) II, L.P., a Delaware limited partnership (collectively, “Greenhill,” and together with Fortress and Abrams, the “Investors,” and each individually, an “Investor”), a draft of which is attached hereto as Exhibit A hereto (the “Investment Agreement”), pursuant to which the Company will issue (the “Stock Issuance”) shares of its common stock, par value $0.01 per share (“Common Stock”) having an aggregate value of up to $500 million to the Investors as part of the financing for a transaction (the “Sprint Transaction”) to lease certain wireless and broadcast communications towers and certain related assets of Sprint Corporation; and

NOW THEREFORE BE IT:

RESOLVED, that the stockholders set forth on the signature pages hereto hereby approve, adopt, ratify and consent to the actions taken by the Board of Directors with respect to the transactions contemplated by the Investment Agreement, including, without limitation, (i) the issuance of Common Stock to the Investors on the terms and subject to the conditions set forth in the Investment Agreement and (ii) the issuance of equity securities by the Company, subject to the approval of the Board of Directors, the net proceeds of which are used to reduce the Commitment Amount (as such term is defined in the Investment Agreement) or are used by the Company to repurchase shares of its Common Stock pursuant to the form of Stock Option Agreement attached as Exhibit B hereto.

IN WITNESS WHEREOF, this consent is hereby executed as of the 14th day of February, 2005.

FORTRESS REGISTERED INVESTMENT TRUST

By:	/s/ RANDAL A. NARDONE
Its:	Chief Operating Officer, Secretary and Vice President

FRIT PINN LLC

By:	/s/ RANDAL A. NARDONE
Its:	Secretary and Vice President

FORTRESS PINNACLE INVESTMENT FUND LLC

By:	/s/ ROBERT H. GIDEL
Its:	Manager

GREENHILL CAPITAL PARTNERS, L.P.

GREENHILL CAPITAL PARTNERS (CAYMAN), L.P

GREENHILL CAPITAL PARTNERS (EXECUTIVES), L.P.

GREENHILL CAPITAL, L.P.

By:	GCP Managing Partner, L.P., as managing general partner of each of the foregoing partnerships

By:	Greenhill Capital Partners, LLC, its general partner

By:	/s/ V. FRANK PATTOW
Name:	V. Frank Pattow
Title:	Managing Director

GREENHILL CAPITAL PARTNERS LLC

By:	/s/ V. FRANK PATTOW
Name:	V. Frank Pattow
Title:	Managing Director

ABRAMS CAPITAL PARTNERS II, L.P.

By:	/s/ DAVID ABRAMS FOR ABRAMS CAPITAL, LLC
Its:	General Partner

ABRAMS CAPITAL PARTNERS I, L.P.

By:	/s/ DAVID ABRAMS FOR ABRAMS CAPITAL, LLC
Its:	General Partner

WHITECREST PARTNERS, L.P.

By:	/s/ DAVID ABRAMS FOR ABRAMS CAPITAL, LLC
Its:	General Partner

EXHIBIT C

Investor	Percentage
Fortress	48%
Abrams	32%
Greenhill	20%